                                                                     EXHIBIT 2.1


                                                                  Execution Copy

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                              AGREEMENT AND PLAN OF
                                     MERGER

                                  by and among

                       FIDELITY NATIONAL FINANCIAL, INC.,

                               XMAS MERGER CORP.,

                                       and

                           SEDGWICK CMS HOLDINGS, INC.

                          Dated as of December 23, 2005

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

                                TABLE OF CONTENTS

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                                            ARTICLE I
                                           THE MERGER

  1.1    The Merger...............................................................................      1
  1.2    Closing..................................................................................      1
  1.3    Effective Time...........................................................................      2
  1.4    Effects of the Merger....................................................................      2
  1.5    Certificate of Incorporation and By-Laws.................................................      2
  1.6    Directors................................................................................      2
  1.7    Officers.................................................................................      2

                                            ARTICLE II
        EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS; PAYMENT
                               PROCEDURES; CANCELLATION OF OPTIONS

  2.1    Effect on Capital Stock..................................................................      3
  2.2    Payment Procedures.......................................................................      4
  2.3    Option and Deferred Stock Unit Cancellation..............................................      4
  2.4    Escrow Funds.............................................................................      5

                                           ARTICLE III
                            INITIAL MERGER CONSIDERATION ADJUSTMENTS

  3.1    Delivery of Estimated Closing Statement..................................................      6
  3.2    Delivery and Review of Closing Statement.................................................      6
  3.3    The Accountant...........................................................................      7
  3.4    The Adjustment Report....................................................................      7
  3.5    Adjustment and Payment...................................................................      8

                                            ARTICLE IV
                          REPRESENTATIONS AND WARRANTIES OF THE COMPANY

  4.1    Corporate Status and Authority...........................................................      9
  4.2    Capitalization...........................................................................     10
  4.3    Company Subsidiaries.....................................................................     11
  4.4    No Conflicts; Consents and Approvals.....................................................     12
  4.5    Financial Statements.....................................................................     12
  4.6    Absence of Undisclosed Liabilities.......................................................     13
  4.7    Real Property; Assets....................................................................     13
  4.8    Contracts................................................................................     14
  4.9    Employment Benefits......................................................................     15
  4.10   Intellectual Property....................................................................     17
  4.11   Governmental Authorizations; Compliance with Law.........................................     19

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                                TABLE OF CONTENTS
                                  (Continued)

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  4.12   Litigation...............................................................................     19
  4.13   Taxes....................................................................................     19
  4.14   Absence of Changes.......................................................................     22
  4.15   Insurance................................................................................     23
  4.16   Environment, Health, and Safety Matters..................................................     24
  4.17   Brokers..................................................................................     24
  4.18   Affiliate Transactions...................................................................     25
  4.19   Referral Fees............................................................................     25

                                            ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUB

  5.1    Corporate Status and Authority...........................................................     25
  5.2    No Conflicts; Consents and Approvals.....................................................     26
  5.3    Financing................................................................................     26
  5.4    Solvency.................................................................................     26
  5.5    Purchase for Investment..................................................................     27
  5.6    Litigation...............................................................................     27
  5.7    Brokers..................................................................................     27

                                            ARTICLE VI
                                            COVENANTS

  6.1    Conduct of Business......................................................................     27
  6.2    Certain Filings..........................................................................     30
  6.3    Further Actions..........................................................................     30
  6.4    Access and Information...................................................................     31
  6.5    Publicity................................................................................     32
  6.6    Employee Matters.........................................................................     32
  6.7    Tax Matters..............................................................................     33
  6.8    Indemnification of Directors and Officers................................................     33
  6.9    Financing................................................................................     34
  6.10   Intercompany Accounts....................................................................     34
  6.11   Solvency of the Company..................................................................     34
  6.12   Disclosure of Certain Matters............................................................     35

                                           ARTICLE VII
                                      CONDITIONS PRECEDENT

  7.1    Conditions to Obligations of the Parties.................................................     35
  7.2    Conditions to Obligations of the Company.................................................     36
  7.3    Conditions to Obligations of the Parent and the Sub......................................     36

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                                TABLE OF CONTENTS
                                  (Continued)

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                                           ARTICLE VIII
                                       TAX INDEMNIFICATION

  8.1    Tax Indemnification......................................................................     38
  8.2    Straddle Period Allocation and Tax Returns...............................................     39
  8.3    Notice and Payment of Indemnified Amounts................................................     40
  8.4    Nature of Payments.......................................................................     40
  8.5    Tax Audits and Contests; Cooperation.....................................................     40
  8.6    Refunds..................................................................................     42

                                           ARTICLE IX
                                        INDEMNIFICATION

  9.1    Survival of Representations and Warranties and Covenants.................................     42
  9.2    Indemnification..........................................................................     43
  9.3    Claims...................................................................................     44
  9.4    Limitations; Payments....................................................................     46
  9.5    Remedies Exclusive.......................................................................     47
  9.6    Duty to Mitigate.........................................................................     47
  9.7    Assignment of Claims.....................................................................     48
  9.8    Tax Indemnification......................................................................     48

                                            ARTICLE X
                                           DEFINITIONS

  10.1   Definition of Certain Terms..............................................................     48
  10.2   Other Definitions........................................................................     57

                                            ARTICLE XI
                                        GENERAL PROVISIONS

  11.1   Modification; Waiver.....................................................................     59
  11.2   Entire Agreement.........................................................................     59
  11.3   Schedules and Exhibits...................................................................     59
  11.4   Certain Limitations......................................................................     59
  11.5   Termination..............................................................................     60
  11.6   Expenses; Transfer Taxes.................................................................     61
  11.7   FIRPTA...................................................................................     61
  11.8   Further Actions..........................................................................     61
  11.9   Notices..................................................................................     61
  11.10  Assignment...............................................................................     63
  11.11  No Third Party Beneficiaries.............................................................     63
  11.12  Representative...........................................................................     63
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                                  (Continued)

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  11.13  Counterparts.............................................................................     64
  11.14  Facsimile................................................................................     64
  11.15  Severability.............................................................................     65
  11.16  Interpretation...........................................................................     65
  11.17  Governing Law............................................................................     65
  11.18  Enforcement..............................................................................     65
  11.19  Waiver of Jury Trial.....................................................................     66
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
Schedules:
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
Schedule 4.1               Corporate Status and Authority
Schedule 4.2(b)            Company Options and Deferred Stock Units
Schedule 4.2(c)            Option Loans
Schedule 4.3               Company Subsidiaries
Schedule 4.4(a)            No Conflicts; Consents and Approvals
Schedule 4.6               Absence of Undisclosed Liabilities
Schedule 4.7(a)            Leased Real Property
Schedule 4.8               Material Contracts
Schedule 4.9               Plans
Schedule 4.10              Intellectual Property
Schedule 4.11              Governmental Authorizations; Compliance with Law
Schedule 4.12              Litigation
Schedule 4.13              Taxes
Schedule 4.14              Absence of Changes
Schedule 4.15              Insurance
Schedule 4.17              Brokers
Schedule 4.18              Affiliate Transactions
Schedule 4.19              Referral Fees
Schedule 6.1               Conduct of Business
Schedule 6.6               Employee Matters
Schedule 6.10              Intercompany Accounts
Schedule 7.3               Closing Consents

Exhibits:
---------
Exhibit A                  Escrow Agreement
Exhibit B                  Officers of Surviving Corporation
Exhibit C                  Amended Trademark License Agreement
Exhibit D                  JURIS Software Service Agreement
Exhibit E                  Form of Holder Agreement
Exhibit F                  Certain Matters
Exhibit G                  JURIS Software License Termination Agreement

      AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of December 23, 2005, by and among Fidelity National Financial, Inc., a Delaware corporation (the "Parent"), Xmas Merger Corp., a Delaware corporation and a wholly-owned subsidiary of the Parent (the "Sub"), Sedgwick CMS Holdings, Inc., a Delaware corporation (the "Company"), and for purposes of the rights and obligations, as the case may be, expressly set forth in Article III, Article VIII, Article IX and Sections 11.9 and 11.12 hereof only, the Representative (as defined below). Capitalized terms used herein and not otherwise defined have the respective meanings set forth in Section 10.1.

                                    RECITALS

      WHEREAS, the respective boards of directors of each of the Parent and the Sub and the Board have approved and declared advisable this Agreement and the merger of the Sub with and into the Company on the terms and subject to the conditions set forth in this Agreement (the "Merger") and have determined that the Merger and the other transactions contemplated by this Agreement are fair to, and in the best interest of, their respective stockholders; and

      WHEREAS, substantially concurrently herewith, all of the Company's stockholders have executed and delivered written consents approving the Merger.

      NOW, THEREFORE, in consideration of the mutual promises, covenants, representations and warranties made herein and of the mutual benefits to be derived herefrom, the parties hereto agree as follows:

                                   ARTICLE I

                                   THE MERGER

      1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, and in accordance with the Delaware General Corporation Law (the "DGCL"), the Sub shall be merged with and into the Company at the Effective Time. Following the Effective Time, the separate corporate existence of the Sub shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation") and shall succeed to and assume all the rights and obligations of the Sub in accordance with the DGCL.

      1.2 Closing. The closing of the Merger (the "Closing") will take place at the offices of Debevoise & Plimpton LLP, 919 Third Avenue, New York, New York 10022 at 10:00 a.m. New York City time on the later of (i) January 31, 2006 and
(ii) the third Business Day following the satisfaction or waiver of the conditions set forth in Article VII (other than the conditions which by their terms are to be satisfied at Closing, but subject to the satisfaction of such conditions) or on such other date and time as the Company and Parent shall agree (the actual date and time of the Closing, the "Closing Date").

      1.3 Effective Time. Subject to the provisions of this Agreement, as soon as practicable on or after the Closing Date, the parties shall file with the Secretary of State of the State of Delaware a certificate of merger or other appropriate documents as provided in Section 251 of the DGCL (in any such case, the "Certificate of Merger") executed in accordance with the relevant provisions of the DGCL and shall make all other filings or recordings required under the DGCL to effectuate the Merger. The Merger shall become effective at such time as the Certificate of Merger is duly filed with the Secretary of State of the State of Delaware, or at such other time as the Sub and the Company shall agree should be specified in the Certificate of Merger (the time the Merger becomes effective being hereinafter referred to as the "Effective Time").

      1.4 Effects of the Merger. The Merger shall have the effects set forth in the applicable provisions of the DGCL.

      1.5      Certificate of Incorporation and By-Laws.

            (a) The certificate of incorporation of the Sub as in effect immediately prior to the Effective Time shall be the certificate of incorporation of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

            (b) The by-laws of the Sub as in effect immediately prior to the Effective Time shall be the by-laws of the Surviving Corporation until thereafter changed or amended as provided therein or by applicable law.

      1.6 Directors. From and after the Effective Time, the directors of the Sub immediately prior to the Effective Time shall become the directors of the Surviving Corporation and shall serve on the Surviving Corporation's board of directors, until their respective successors are duly elected and qualified.

      1.7 Officers. Unless otherwise specified by the Parent in written notice delivered to the Company at least three Business Days prior to the Closing Date, the officers set forth on Exhibit B shall be the officers of the Surviving Corporation, until the earlier of their resignation or removal or until their respective successors are duly elected or appointed or qualified, or until their earlier death, resignation or removal in accordance with the certificate of incorporation and by-laws of the Surviving Corporation.

                                   ARTICLE II

   EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE CONSTITUENT CORPORATIONS;
                  PAYMENT PROCEDURES; CANCELLATION OF OPTIONS

      2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder of any shares of Company Stock or any shares of capital stock of the Sub:

            (a) Capital Stock of the Sub. Each issued and outstanding share of capital stock of the Sub shall be converted into one validly issued, fully paid and nonassessable share of common stock, par value $.01 per share, of the Surviving Corporation.

            (b) Cancellation of Treasury Stock and Parent Owned Stock. Each share of Common Stock that is owned by the Company and each share of Common Stock that is owned by the Parent, the Sub or any other subsidiary of the Parent shall automatically be canceled and retired and shall cease to exist, and no consideration shall be delivered in exchange therefor.

            (c) Conversion of Company Stock. (i) (A) Each share of Common Stock issued and outstanding (other than shares of Common Stock to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the sum of (x) the Initial Common Stock Cash Consideration in cash, without interest, and (y) a portion of the Escrow Funds (the "Escrow Consideration"), such portion determined as provided in the Escrow Agreement, and (B) each share of Preferred Stock issued and outstanding (other than any shares of Preferred Stock to be canceled in accordance with Section 2.1(b)) shall be converted into the right to receive the Preferred Stock Consideration in cash, without interest. The "Initial Merger Consideration" means the sum of the Initial Common Stock Cash Consideration, the Escrow Consideration and the Preferred Stock Consideration.

        (ii) As of the Effective Time, all such shares of Company Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such shares of Company Stock shall cease to have any rights with respect thereto, except the right to receive for each share the Initial Common Stock Cash Consideration or the Preferred Stock Consideration, as the case may be, without interest upon surrender of such certificate in accordance with, or as otherwise contemplated by, Section 2.2, plus, in the case of each such share of Common Stock, the right to receive its applicable fractional interest in the Escrow Consideration, if any, in each case, in accordance with the applicable terms hereof and the Escrow Agreement.

            (d) Withholding Tax. Subject to Section 11.7, the Parent and the Surviving Corporation shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of shares of Company Stock outstanding immediately prior to the Effective Time such amounts as may be required to be deducted and withheld with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law. For the avoidance of doubt, the full amount of any withholding required with respect to the consideration to be paid to a holder of Common Stock under
   Section 2.1(c)(i)(A) may be withheld from the Initial Common Stock Cash Consideration payable to such holder. To the extent that amounts are so withheld, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Company Stock outstanding immediately prior to the Effective Time in respect of which such deduction and withholding was made.

      2.2 Payment Procedures. Immediately after the Effective Time, the Parent shall cause the Surviving Corporation to pay the applicable Initial Common Stock Cash Consideration to each holder of Common Stock and the applicable Preferred Stock Consideration to each holder of Preferred Stock that has (a) either tendered to the Company certificate(s) representing all of such holder's shares of Common Stock or Preferred Stock, as the case may be, to be converted in the Merger (such certificates to be duly endorsed in blank or accompanied by stock powers or other instruments of transfer duly executed in blank, in either case, and with wire instructions for such holder's receipt of such payment) or delivered a lost certificate affidavit in form reasonably satisfactory to the Parent to the effect that such certificates have been lost, stolen or destroyed (and, if required by the Parent, the posting by such holder of a bond, in such reasonable amount as the Parent may direct, as indemnity against any claim that may be made against it with respect to that certificate), (b) duly consented to the Merger in accordance with Section 228 of the DGCL, and (c) with respect to any holder other than the Primary Shareholders, executed and delivered a Holder Agreement in the form attached hereto as Exhibit E (each such agreement individually, a "Holder Agreement" and, collectively, the "Holder Agreements").

      2.3 Option and Deferred Stock Unit Cancellation.

            (a) Each Company Option, whether vested or unvested, shall be canceled in exchange for a cash payment equal to the Option Cancellation Amount. Subject to Section 2.3(c) and to the execution and delivery by each Option Holder of a Holder Agreement, the Company shall pay the applicable portion of the Option Cancellation Amount consisting of the Initial Common Stock Cash Consideration less the Exercise Price of such Company Option owing to each Option Holder immediately after the Effective Time and shall pay the remaining portion of the Option Cancellation

   Amount to each such Option Holder as and if the same becomes due and payable, in accordance with the applicable terms hereof and the Escrow Agreement.

            (b) Each Deferred Stock Unit owned by a DSU Holder, whether vested or unvested, shall be canceled in exchange for a cash payment to such DSU Holder equal to the Initial Common Stock Cash Consideration, plus the right to receive its portion of the Escrow Funds, if any, as and if the same becomes due and payable, in accordance with the applicable terms hereof and the Escrow Agreement. Subject to Section 2.3(c), the Company shall pay the amount consisting of the Initial Common Stock Cash Consideration owing to each such DSU Holder pursuant to this Section 2.3 immediately after the Effective Time and the remaining portion of such amount shall be paid to each such DSU Holder, as and if the same becomes due and payable, in accordance with the applicable terms hereof and the Escrow Agreement.

            (c) Withholding Tax -- Option Loan Repayment. Subject to Section 11.7, the Parent and the Surviving Corporation shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any payment made pursuant to this Section 2.3, such amounts as are required to be deducted and withheld with respect to the making of such payment under the Code, or any provision of applicable U.S. federal, state, local or foreign tax law. For the avoidance of doubt, the full amount of any withholding required with respect to the consideration to be paid to an Option Holder under Section 2.3(a) and to a DSU Holder under Section 2.3(b) may be withheld from the Initial Common Stock Cash Consideration payable to such holder. To the extent that amounts are so deducted and withheld from any such holder, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to such holder. Notwithstanding anything herein or in any Option Loan to the contrary, any amount otherwise payable to an Option Holder pursuant to Section 2.3(a), after any deduction or withholding pursuant to this Section 2.3(c), shall be applied first to discharge all outstanding principal and accrued but unpaid interest on any Option Loan to which such Option Holder is a party. This Section 2.3 shall be interpreted in a manner to avoid adverse consequences under Section 409A of the Code to the greatest extent practicable.

      2.4 Escrow Funds.

            (a) Deposit into Escrow. At the Effective Time, the Parent shall cause the Surviving Corporation to deliver an amount equal to the Escrow Funds to the Escrow Agent in accordance with the terms of the Escrow Agreement.

            (b) Release from Escrow. From and after the Effective Time, the Escrow Funds shall be released to the Parent and/or paid to the Holders, respectively, in accordance with, and subject to the conditions set forth in, this Agreement and the Escrow Agreement.

                                  ARTICLE III

                    INITIAL MERGER CONSIDERATION ADJUSTMENTS

      3.1 Delivery of Estimated Closing Statement. No later than the fifth Business Day prior to the Closing Date, the Company shall deliver to the Parent a statement (the "Estimated Closing Statement") of the Estimated Closing Equity and Estimated Cash Shortfall and a calculation of the Preliminary Adjustment Amount, together with supporting calculations. As used in this Agreement, the "Preliminary Adjustment Amount" shall mean an amount equal to the sum of (a) the excess, if any, of (i) the Target Equity over (ii) the Estimated Closing Equity plus (b) the Estimated Cash Shortfall.

      3.2 Delivery and Review of Closing Statement.

            (a) Preparation of Closing Statement. As promptly as practicable, but no later than 120 days after the Closing Date, the Parent in good faith shall prepare and deliver to the Representative, at the Parent's expense, a statement (the "Closing Statement") of the Closing Equity and the Cash Shortfall, if any, together with supporting calculations.

            (b) Review of Closing Statement. The Representative shall have 30 days from the date on which the Closing Statement is delivered to it to review such documents relating to the Parent's computation as the Representative may reasonably request (the "Review Period"). During the Review Period, the Representative and its representatives will have reasonable access to all documentation or work papers reasonably requested by the Representative related to the Parent's computation of Closing Equity and the Cash Shortfall (it being understood that access to any work papers of any third party accountants shall require the execution of a customary access letter). If the Representative believes the computation of Closing Equity or Cash Shortfall (i) has not been prepared in accordance with the principles, procedures and elections referred to in the definitions of Closing Equity and Closing Cash Balance or (ii) is not mathematically correct, the Representative may, on or prior to the last day of the Review Period, deliver a notice to the Parent to such effect, setting forth, in reasonable detail, each disputed item, the amount disputed and the basis for the Representative's disagreement therewith, together with supporting calculations and the Representative's position as to the proper calculation of such amount (the "Dispute Notice"). For the avoidance of doubt, the Representative may provide a Dispute Notice on the basis only of the matters referred to in clauses (i) or (ii) of the immediately preceding sentence. If no Dispute Notice is received by the Parent on or prior to the last day of the Review Period, the Closing Statement and the computation of the Closing Equity and Cash Shortfall set forth therein shall be deemed accepted by the Representative for all purposes of this Agreement.

      3.3 The Accountant. If the Representative delivers a Dispute Notice, the Parent and the Representative will negotiate in good faith for 15 Business Days in order to determine the actual Closing Equity and Cash Shortfall. If the parties fail to so resolve the dispute by the end of the 15th Business Day following the delivery of the Dispute Notice, any dispute shall be determined within 45 days thereafter by a nationally recognized firm of independent certified public accountants (the "Accountant") mutually agreeable to the Parent and the Representative. The Accountant shall determine, based solely on written presentations by the Parent and the Representative and their respective representatives, and not by independent review, only those issues in dispute specifically set forth in the Dispute Notice that have not previously been resolved between the Parent and the Representative. Such written presentations shall be made to the Accountant within 30 days of the engagement of the Accountant. In resolving any disputed item, the Accountant: (a) shall be bound by the principles set forth in the definitions of Closing Equity and Closing Cash Balance, (b) shall limit its review to matters specifically set forth in the Dispute Notice, and (c) shall further limit its review solely to whether the determination of Closing Equity and the Cash Shortfall set forth in the Closing Statement is mathematically accurate and has been prepared in accordance with
Section 3.2. The determination of the Accountant in respect of any disputed item in the Dispute Notice cannot, however, be in excess of, nor less than, the greatest or lowest value, respectively, claimed for that particular item in the Parent's Closing Statement or in the Representative's Dispute Notice.

      3.4 The Adjustment Report. The Accountant shall, as promptly as practicable and in no event later than 45 days following the date of its retention, deliver to the Representative and the Parent a report (the "Adjustment Report"), in which the Accountant shall, after considering all matters set forth in the Dispute Notice, determine in accordance with Section
3.2 what adjustments, if any, should be made to the Closing Equity and the Cash Shortfall. The Adjustment Report shall set forth, in reasonable detail, the Accountant's determination with respect to each of the disputed items or amounts specified in the Dispute Notice, and the revisions, if any, to be made to the Closing Equity and/or the Cash Shortfall together with supporting calculations. The determination of the Accountant will be final and binding on the parties hereto and judgment may be entered upon the determination of the Accountant in any court having jurisdiction over the party against which such determination is to be enforced. The fees, costs and expenses of the Accountant shall be borne by the Parent and the Company, jointly and severally, in the event that Closing Equity (or, in the event that Closing Equity is not a subject of the Dispute Notice, the Closing Cash Balance), as set forth in the Adjustment Report, is closer to the amount proposed by the Representative to the Accountant than to the amount proposed by the Parent to the Accountant, and otherwise shall be paid by the Representative on behalf of the Holders, which may use the Escrow Funds in accordance with the terms of Section 7 of the Escrow Agreement.

      3.5 Adjustment and Payment.

            (a) Effective upon the end of the Review Period (if a timely Dispute Notice is not delivered), or upon the resolution of all matters set forth in the Dispute Notice by agreement of the parties or by the issuance of the Adjustment Report (if a timely Dispute Notice is delivered), the Final Adjustment Amount and the Net Adjustment Amount shall be determined. The "Final Adjustment Amount" shall mean an amount equal to the sum of (a) the excess, if any, of (i) the Target Equity over (ii) the Closing Equity plus
   (b) the Cash Shortfall, if any. The "Net Adjustment Amount" shall mean an amount equal to the excess, if any, of the Final Adjustment Amount over the Preliminary Adjustment Amount.

            (b) Any Net Adjustment Amount payable pursuant to this Section 3.5 shall be paid on the fifth Business Day following the end of the Review Period (if a timely Dispute Notice is not delivered), or on the fifth Business Day following either the date on which the Adjustment Report has been received by the Parent and the Representative (if a timely Dispute Notice is delivered) or the date on which the Parent and Representative otherwise resolve all matters in respect of a Dispute Notice, in either case, through the distribution by the Escrow Agent to the Parent from the Escrow Funds, to the extent of funds available therefor, of an amount equal to the Net Adjustment Amount. The Parent's sole and exclusive recourse for any amounts due under this Section 3.5 shall be limited to the collection of any amounts held in the Escrow Funds in accordance with the terms of the Escrow Agreement.

                                   ARTICLE IV

                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

      Except as set forth in the disclosure letter delivered to the Parent on the date hereof and constituting an integral part of this Agreement (the "Disclosure Letter") (and any fact or item disclosed in any Schedule to the Disclosure Letter shall be deemed disclosed in all other Schedules thereof to which such fact or item applies, but only if the application of such fact or item to such other Schedule is reasonably apparent from a reasonable reading of the disclosure made in the Schedule, and shall otherwise not qualify or be an exception to any representation and warranty other than the specific representation and warranty to which such Schedule relates), the Company represents and warrants to the Parent and the Sub, as of the date hereof and as of the Closing Date (except that those representations and warranties that are made as of a specified date shall be made only as of such date):

      4.1 Corporate Status and Authority.

            (a) Company. The Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. This Agreement has been duly executed and delivered by the Company and constitutes, and each of the other Transaction Documents will be duly executed and delivered prior to the Closing Date by the Company, and each will constitute, the valid and binding obligation of the Company, enforceable against the Company in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

            (b) Board Approval; Vote Required.

        (i) The Board, by resolutions duly adopted by unanimous vote (with one abstention) at a meeting duly called, has (A) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair to and in the best interests of the Company and its stockholders and declared this Agreement and the Merger to be advisable, (B) approved this Agreement and the transactions contemplated hereby, including the Merger and (C) recommended that the stockholders of the Company adopt this Agreement.

        (ii) The written consent of the holders of a majority of the outstanding shares of the Common Stock, which has been obtained, is the only vote or consent of the holders of any class or series of stock of the Company necessary to approve and adopt this Agreement and the transactions contemplated hereby, including the Merger.

        (iii) No vote or consent of any or all of the Option Holders or of any or all of the DSU Holders is necessary to adopt this Agreement or authorize the Merger or any other transaction contemplated hereby.

            (c) Agreements with Respect to Capital Stock. There are no preemptive or similar rights on the part of any holder of any class of securities of the Company. Except for the Company Options and Deferred Stock Units and the agreements with respect to them with the Option Holders and DSU Holders listed in Schedule 4.1 of the Disclosure Letter, there are (i) no authorized or outstanding securities, options, warrants, conversion or other rights, subscriptions, undertakings, agreements, commitments, arrangements or understandings of any kind obligating the Company, contingently or otherwise, to issue or sell any shares of its capital stock or any securities convertible into or exchangeable for any such shares, (ii) no outstanding debt or equity securities of the Company or any Company Subsidiary that upon the conversion, exchange, or exercise thereof would require the issuance, sale, or transfer by the Company or any Company Subsidiary of any new or additional capital stock of the Company or any Company Subsidiary (or any other securities of the Company or any Company Subsidiary which, whether after notice, lapse of time, or payment of monies, are or would be convertible into or exchangeable or exercisable for capital stock of the Company or any Company Subsidiary),
   (iii) no agreements or commitments obligating the Company or any Company Subsidiary to repurchase, redeem, or otherwise acquire capital stock or other securities of the Company or any Company Subsidiary and (iv) no outstanding or authorized stock appreciation rights, phantom stock, stock rights, or other equity-based interests, rights or agreements in respect of the Company or any Company Subsidiary.

      4.2 Capitalization.

            (a) Capital Stock. As of the date hereof, the authorized capital stock of the Company consists of (i) 1,000,000 shares of Class A common stock, par value $.01 per share (the "Class A Common Stock"), of which 319,528 shares are issued and outstanding, (ii) 1,000,000 shares of Class B common stock, par value $.01 per share (the "Class B Common Stock"), of which 224,000 shares are issued and outstanding, (iii) 500,000 shares of Class C common stock, par value $.01 per share (the "Class C Common Stock," and, together with the Class A Common Stock and the Class B Common Stock, the "Common Stock"), of which 7,500 shares are issued and outstanding, and (iv) 500,000 shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"), of which 300,000 shares are issued and outstanding. As of the date hereof, the issued and outstanding shares of Common Stock and Preferred Stock specified in this Section 4.2(a) together constitute all of the issued and outstanding shares of the capital stock of the Company, and there are no additional shares reserved for issuance (other than shares reserved in respect of Company Options and Deferred Stock Units). All issued and outstanding shares of Company Stock have been duly authorized and validly issued and are fully paid and non-assessable and are not subject to or issued in violation of any purchase option, call option, right of first refusal, preemptive right, subscription right or any similar right under any provision of the DGCL, the certificate of incorporation or by-laws of the Company or any Contract to which the Company is a party or otherwise bound. The Company has not issued any voting indebtedness. As of the date hereof, except for the Holders, there are no other record owners of any shares of the Company Stock.

            (b) Options and Deferred Stock Units. As of the date hereof, there are 79,528 shares of the Company's Class C Common Stock reserved for issuance under the Company's 2003 Long-Term Incentive and Share Award Plan (the "Company Stock Incentive Plan") that may be issued upon the exercise of options and the settlement of deferred stock units. As of the date hereof, there are options for the purchase of 61,055 shares of Class C Common Stock (the "Company Options"), and 16,473 deferred stock units with respect to shares of Class C Common Stock (the

   "Deferred Stock Units"), outstanding. Schedule 4.2(b) of the Disclosure Letter contains a complete and correct list of (i) each holder of Company Options (the "Option Holders"), including the number of shares of Class C Common Stock issuable upon exercise of such Option Holders' Company Options and the Exercise Price thereof and (ii) each holder of Deferred Stock Units (the "DSU Holders"), and the number of shares of Class C Common Stock issuable upon settlement of such DSU Holders' Deferred Stock Units. As of the Closing Date, each Option Holder will have executed and delivered a Holder Agreement providing for the cancellation of such Option Holder's Company Options in exchange for the amounts described in Section 2.3.

            (c) Upon consummation of the transactions contemplated hereby, all of the issued and outstanding Common Stock of the Company shall be owned by the Parent free and clear of any Liens other than Liens created by the Parent or the Sub, and no Preferred Stock, Company Options or Deferred Stock Units will be outstanding. Schedule 4.2(c) of the Disclosure Letter contains a complete and correct list, including the aggregate outstanding principal amount and accrued interest, if any, of each outstanding loan made by the Company to Option Holders in respect of any Company Options.

      4.3 Company Subsidiaries.

            (a) Each Company Subsidiary and their respective jurisdictions of organization are identified on Schedule 4.3 of the Disclosure Letter. Each of the Company Subsidiaries (i) is a corporation, partnership or other legal entity, as the case may be, duly organized and validly existing and in good standing (if applicable) under the laws of its jurisdiction, (ii) has all requisite power and authority to own, lease and operate its properties and to carry on its business as presently conducted and (iii) is duly qualified and in good standing (if applicable) as a foreign corporation duly authorized to do business in all jurisdictions, except, in the case of clause (ii) and
   (iii), where the failure to have such power and authority or to be duly qualified and in good standing would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Other than the Company Subsidiaries, neither the Company nor any Company Subsidiary owns any capital stock, membership interest, partnership interest, joint venture interest or other equity interest in any other Person.

            (b) All of the issued and outstanding shares or other ownership interests of each Company Subsidiary have been duly authorized and validly issued and are fully paid and non-assessable and, now and at the Closing, all such issued and outstanding shares or other ownership interests are and will be owned directly or indirectly by the Company free and clear of all Liens, except for any Liens created by the Parent or the Sub, including as a result of any financing to be undertaken by the Parent or the Sub in connection with transactions contemplated by this Agreement.

      4.4 No Conflicts; Consents and Approvals.

            (a) The execution, delivery and performance by the Company of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time, or both) conflict with, or result in any violation or breach of, or require any Consent under or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Company or any Company Subsidiary under (i) assuming compliance with the matters referred to in Section 4.4(b), any Applicable Law applicable to the Company, any of the Company Subsidiaries or any of their respective properties or assets, (ii) any Material Contract to which the Company or any of the Company Subsidiaries is a party or by which any of them or their properties or assets is bound or affected or (iii) any Organizational Documents of the Company or any of the Company Subsidiaries, except in the case of clauses (i) and (ii) above, for any such violation, breach or approval which would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise have, individually or in the aggregate, a Material Adverse Effect.

            (b) No Governmental Approval is required to be obtained or made by or with respect to the Company or any Company Subsidiary in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby, except (i) any Governmental Approvals required to be obtained or made, as the case may be, as a result of any legal or regulatory status of, or other facts pertaining specifically to, the Parent, the Sub or any of their respective Affiliates, (ii) filings required with respect to the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), and (iii) where the failure to do so would not reasonably be expected to materially impair the ability of the Company to consummate the transactions contemplated by this Agreement or to otherwise have, individually or in the aggregate, a Material Adverse Effect.

      4.5 Financial Statements. The Company has made available to the Parent complete and correct copies of (a) the audited consolidated balance sheet of the Company and the Company Subsidiaries as at December 31, 2004 and December 31, 2003, and the statements of income and cash flows for the fiscal year ended December 31, 2004 and December 31, 2003, together with the report thereon by the Company's accountants (the "Audited Financial Statements"), and (b) the unaudited consolidated balance sheet of the Company and the Company Subsidiaries as at November 30, 2005 and the related statements of income and cash flows for the eleven month period ended November 30, 2005 (the "Unaudited Interim Financial Statements", and together with the Audited Financial Statements, the "Financial Statements"). The Financial Statements present fairly in all material respects the financial position, cash flows and results of operations of the Company and the Company Subsidiaries as at the respective dates or for the respective periods thereof and have been prepared in accordance with GAAP applied on a consistent basis throughout the periods presented in the Financial Statements, except as otherwise noted therein and subject, in the case of Unaudited Interim Financial Statements, to normal year-end adjustments that in the aggregate would not be material and the absence of notes.

      4.6 Absence of Undisclosed Liabilities. There are no liabilities or obligations of any nature, whether absolute, accrued, contingent, unasserted or otherwise and whether due or to become due, which would be required to be set forth on a consolidated balance sheet of the Company and the Company Subsidiaries or in the notes thereto, prepared in accordance with GAAP applied in a manner consistent with the Financial Statements, except (a) as reflected on and reserved against in the Financial Statements or in the notes to the Audited Financial Statements, (b) for liabilities and obligations incurred in the ordinary course of business consistent with past practice since December 31, 2004, and (c) for liabilities or obligations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have no outstanding indebtedness for borrowed money and have not guaranteed any such indebtedness.

      4.7 Real Property; Assets.

            (a) Schedule 4.7(a) of the Disclosure Letter lists all material items of real property leased by the Company or any of the Company Subsidiaries (the "Leased Real Property"). The Company and the Company Subsidiaries have valid leasehold interests in the Leased Real Property, in each case free and clear of all Liens, except for (i) Liens for Taxes and other governmental charges and assessments that are not yet due and payable or that are being contested in good faith by appropriate proceedings, (ii) Liens of carriers, warehousemen, mechanics, materialmen and other like Liens arising in the ordinary course of business consistent with past practice that are not yet due and payable or are being contested in good faith, (iii) purchase money Liens on property acquired by the Company or any Company Subsidiary after the Balance Sheet Date in connection with its business which were created contemporaneously with such acquisition to secure or provide for the payment or financing of all or any part of the purchase price thereof,
   (iv) easements, rights of way, restrictions, zoning ordinances and other similar encumbrances affecting the real property that do not materially interfere with the current use of properties or assets affected thereby, (v) Liens disclosed on the Balance Sheet or notes thereto or Liens incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date, (vi) any other Liens that do not materially interfere with the current use of properties or assets affected thereby, and (vii) statutory Liens in favor of lessors arising in connection with any property leased to the Company or the Company Subsidiaries (collectively, "Permitted Liens"). Neither the Company nor any Company Subsidiary owns any real property.

            (b) Each lease (including any option to purchase contained therein) pursuant to which the Company or any of the Company Subsidiaries leases any Leased Real Property (the "Leases") is in full force and effect and, to the knowledge of the Company, is enforceable against the landlord that is party thereto in accordance with its terms, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the knowledge of the Company, there exists no default or event of default on the part of the Company or any of the Company Subsidiaries under any Leases, except for any such default or event of default which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has received any written notice of any default under any Lease nor any other written termination notice with respect thereto.

            (c) The Company and the Company Subsidiaries have good title to, or in the case of leased property and assets have valid leasehold interests in, all material property and assets (whether real, personal, tangible or intangible) reflected on the Balance Sheet or acquired after the Balance Sheet Date, except for properties and assets sold since the Balance Sheet Date in the ordinary course of business consistent with past practice (the "Company Assets"). None of such owned property or assets, or leasehold interests in such property or assets, is subject to any Lien, except for Permitted Liens. All such Company Assets are in good condition and repair in all material respects, reasonable wear-and-tear excepted, and are adequate to carry on the business of the Company and the Company Subsidiaries.

      4.8 Contracts. Schedule 4.8 of the Disclosure Letter lists all Material Contracts. The term "Material Contracts" means all of the following types of Contracts to which the Company or any of the Company Subsidiaries is a party or by which the Company or any of the Company Subsidiaries or any of their respective properties is bound as of the date hereof (other than real property leases, labor or employment-related agreements and agreements related to intellectual property, which are provided for in Sections 4.7, 4.9 and 4.10, respectively, and agreements related to expenses of lawyers, investment bankers and other third parties payable at or before Closing in connection with the transactions contemplated by this Agreement, which are provided for in Section 4.17): (a) joint venture and partnership agreements, (b) mortgages, indentures, loan or credit agreements, guarantees (other than any guarantees between the Company and its Subsidiaries or between Company Subsidiaries), security agreements and other agreements and instruments relating to the borrowing of money or extension of credit in any case in excess of $325,000, (c) Contracts with customers who generate annual revenues or expenditures in excess of $1,700,000 per year, (d) other Contracts that are not cancelable by the Company or any of the Company Subsidiaries on notice of 90 days or less and that require payment by the Company after the date hereof of more than $325,000, (e) any agreement containing a non-competition provision or other covenant restricting in any material respect the distribution of products and services of the Company or any Company Subsidiary, (f) any other Contract entered into other than in the ordinary course of business consistent with past practice involving aggregate payments by or to the Company or any of the Company Subsidiaries in excess of $250,000 per year or $500,000 in the aggregate, (g) other than the articles of incorporation and bylaws of the Company or any of the Company Subsidiaries, any Contract providing for the indemnification of any officer, director, employee, manager or independent contractor of the Company or any Company Subsidiary, (h) Contracts providing for any obligation of the Company or any Company Subsidiary to provide funds to, or make any investment (in the form of a loan, capital contribution or otherwise) in, any Company Subsidiary or any other Person, (i) outstanding power of attorney, or obligation or liability (whether absolute, accrued, contingent or otherwise) as guarantor, surety, co-signer, endorser, co-maker, indemnitor or otherwise in respect of the obligation of any Person, in each case in excess of $325,000 individually, other than obligations between the Company and any of the Company Subsidiaries, (j) any agency Contract with any Person for the distribution of the services of the Company or any Company Subsidiary, which Contract had relevance with respect to more than 1% of the new business of the Company and the Company Subsidiaries in 2004 or 2005, (k) any Contract set forth on Schedule 4.18 of the Disclosure Letter and (l) any other Contract that is material to the business of the Company and the Company Subsidiaries, taken as a whole (other than Contracts with customers, which are subject to clause (c) of this Section 4.8) which generates annual revenues or expenditures in excess of $325,000 per year. Each such Material Contract is and, as of the Closing Date only, each other Contract entered into or amended after the date hereof that if in effect on such terms as of the date hereof would have been a Material Contract (the "Other Contracts") will be a valid and binding agreement of the Company or one of the Company Subsidiaries and is, or will be, as the case may be, in full force and effect as to the Company or the Company Subsidiary party thereto and, to the Company's knowledge, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Neither the Company nor any of the Company Subsidiaries has, and, to the Company's knowledge, none of the other parties thereto have, violated any provision of, or committed or failed to perform any act, and no event or condition exists, which with or without notice, lapse of time or both would constitute a default or event of default under the provisions of, any Material Contract, or as of the Closing Date only, any Other Contract, except in each case for those violations and defaults which would not be expected to have, individually or in the aggregate, a Material Adverse Effect.

      4.9 Employment Benefits.

            (a) Agreements and Plans. Schedule 4.9 of the Disclosure Letter sets forth an accurate list of all material Plans.

            (b) Documents. With respect to each Plan listed on Schedule 4.9 of the Disclosure Letter, the Company has provided or made available to the Parent true and complete copies of the following documents, to the extent applicable: (i) the most recent Plan document and all amendments thereto;
   (ii) the most recent trust instruments, insurance contracts or other funding agreements; (iii) the most recent summary plan description; (iv) the most recent determination letter issued by the IRS; and (v) the most recent Form 5500 Annual Report.

            (c) Compliance with Law. All Plans comply, in form and operation, in all respects with their terms and the requirements of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), the Code and other Applicable Laws, except for any failures to comply that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Except for the Sedgwick Claims Management Services Retirement Plan (the "Pension Plan"), neither the Company nor any other entity that, together with the Company, is or was treated as a single employer under Section 414(b), (c), (m) or (o) of the Code maintains or contributes to an employee benefit plan that is subject to Title IV of ERISA, Section 302 of ERISA or
   Section 412 of the Code for which the Company, the Parent, or any Affiliate of the Parent has or will have at any time in the future any liability or obligation. None of the Company or any of the Company Subsidiaries has incurred, or could reasonably be expected to incur, any liability for any tax or penalty imposed by Section 4975 of the Code or Section 502(i) of ERISA, except for any such liability that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No Plan is a multiemployer plan, as defined in Section 3(37) of ERISA. There are no pending or, to the knowledge of the Company, threatened claims by or on behalf of any of the Plans subject to ERISA or by any employee involving any such Plan (other than routine claims for benefits), except for any claims that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

            (d) Tax Qualification. Each Plan that is intended to be "qualified" within the meaning of Section 401(a) of the Code, and the trust maintained pursuant thereto, has been determined to be so qualified and exempt from federal income taxation under Section 501 of the Code by the IRS, and to the Company's knowledge, nothing has occurred with respect to the operation of any such Plan that would reasonably be expected to cause the loss of such qualification of exemption from tax.

            (e) Employment Relations. None of the Company or any of the Company Subsidiaries is a party to or bound by any collective bargaining agreement, nor has any of them experienced any strike or material grievance, claim of unfair labor practices, or other collective bargaining dispute within the past two years.

            (f) Retiree Health and Welfare Benefits. None of the Plans provides post-employment or post-service welfare benefits for any current or former officer, employee, director, consultant or independent contractor, except as may be required under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended, and at the expense of the current or former officer, employee, director, consultant or independent contractor.

            (g) Plan Funding. Projected as of December 31, 2005, the accrued liabilities (as determined under GAAP) of the Pension Plan do not exceed the fair market value of its assets (as determined under GAAP) by more than $4,600,000 based on actuarial assumptions used in the letter from Mercer Human Resource Consulting, Inc. to Sedgwick Claims Management Services, Inc. dated November 14, 2005.

      4.10 Intellectual Property. (a) Schedule 4.10(a)(i) of the Disclosure Letter lists all material applications and registrations for trademarks, copyrights, trade names, service marks, patents and Internet domain names owned by the Company or any of the Company Subsidiaries as of the date hereof. Except for the third-party software identified on Schedule 4.10(a)(ii) of the Disclosure Letter, the Company or the Company Subsidiaries own all right, title and interest, including copyrights, in the JURIS Software and the viaOne software used by them as of the date hereof. Each of the items set forth on
Schedule 4.10(a)(i) of the Disclosure Letter and each of the material unregistered trademarks, copyrights, trade names, service marks, inventions and trade secrets owned by the Company or any of the Company Subsidiaries (together with the JURIS Software and the viaOne software not identified as third-party software on Schedule 4.10(a)(ii) of the Disclosure Letter, collectively the "Owned Intellectual Property") are owned free and clear of all Liens, except as set forth in Schedule 4.10(a)(ii) of the Disclosure Letter and except for Permitted Liens, and the Company's ownership rights in the Owned Intellectual Property are not invalid or unenforceable, except where such invalidity or unenforceability would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries own or have the right to use, all trademarks, service marks, trade names and designs (including any registrations or applications for registration, as well as common law rights in any of the foregoing); patents (including any continuations, continuations in part, renewals and applications for any of the foregoing) and inventions; copyrights (including any registrations and applications therefor and whether registered or unregistered); Internet domain names, computer software, data, databases, works of authorship, mask works, technology, trade secrets and other confidential information, know-how, proprietary processes, formulae, algorithms, models, user interfaces, inventions, discoveries, concepts, ideas, techniques, methods, source codes, object codes, methodologies and, with respect to all of the foregoing, related confidential data or information (collectively, the "Company Intellectual Property") which in each case is used in or necessary for the conduct of their respective business substantially as currently conducted, except where such failures to own or possess rights to use such Company

Intellectual Property would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. None of the Company or any of the Company Subsidiaries has received any notice or claim, nor to the Company's knowledge, has any proceeding been threatened, that its respective use or ownership of the Company Intellectual Property infringes on or misappropriates the trademark, patent, copyright, trade secret or other intellectual property rights of any Person, and no infringement or misappropriation by any Person of the Owned Intellectual Property has occurred or exists other than, in each case, for infringements or misappropriations as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Schedule 4.10(a)(iii) of the Disclosure Letter lists all material Contracts to which the Company or any of the Company Subsidiaries is a party, in each case as of the date hereof (other than Contracts for commercial, off-the-shelf software and end user license or access agreements for the JURIS Software or viaOne software) and pursuant to which (i) the Company or such Company Subsidiary permits any Person to use any of the Owned Intellectual Property, including, without limitation, the JURIS Software or the viaOne software that is not identified on Schedule 4.10(a)(ii) of the Disclosure Letter as third-party software, (ii) any Person permits the Company or such Company Subsidiary to use any Company Intellectual Property that is not Owned Intellectual Property or (iii) the Company or such Company Subsidiary permits any Person to use any Company Intellectual Property that is not Owned Intellectual Property. Each such material Contract (and any material Contract for commercial, off-the-shelf software and any end user license or access agreement for the JURIS Software or viaOne software) is a valid and binding agreement of the Company or one of the Company Subsidiaries and is in full force and effect as to the Company or the Company Subsidiary party thereto and, to the Company's knowledge, as to each other party thereto, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. To the Company's knowledge, all material Company Intellectual Property that has been licensed to the Company or the Company Subsidiaries is being used by the Company or the Company Subsidiaries substantially in accordance with the applicable license or Contract pursuant to which the Company or such Company Subsidiaries acquired the right to use such material Company Intellectual Property. Other than in connection with the modification of Company Intellectual Property for use by the Company or any of the Company Subsidiaries, none of the Company or any of the Company Subsidiaries has entered into an agreement to indemnify any party against a charge of infringement arising out of the authorized use of the Owned Intellectual Property.

            (b) The Company and the Company Subsidiaries have established and are in compliance with commercially reasonable security protocols and industry accepted practices that are designed to protect (i) the security, confidentiality and integrity of transactions executed through their computer systems, including transmission encryption and/or other security protocols and techniques when appropriate and (ii) the security, confidentiality and integrity of confidential or proprietary data except, in each case, where the failure to be in compliance would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries have not, since December 31, 2002, suffered a material security breach with respect to their data or systems, and neither the Company nor any of the Company Subsidiaries has notified customers or employees of any material information security breach with respect to the security, confidentiality or integrity of information related to such customers or employees due to the Company's or any of the Company Subsidiaries' computer systems or those of any third-party subcontractor to the Company or any of the Company Subsidiaries.

      4.11 Governmental Authorizations; Compliance with Law. All Governmental Approvals necessary to conduct the business of the Company and the Company Subsidiaries as currently conducted have been duly obtained or made, are held by the Company or the Company Subsidiaries and are in full force and effect, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company and the Company Subsidiaries are in compliance with all Applicable Laws and none of the Company or any of the Company Subsidiaries has received any notice of any violation of any Applicable Law, except in each case as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or with respect to matters that prior to the date hereof have been resolved or are no longer outstanding. This Section 4.11 does not relate to employee benefits matters, tax matters, or environmental, health and safety matters which are instead the subject of Section 4.9, Section 4.13 and Section 4.16, respectively.

      4.12 Litigation. There are no judicial, arbitral, governmental or administrative actions, proceedings or investigations pending or, to the knowledge of the Company, threatened against or affecting the Company, any Company Subsidiary or any of their respective properties or assets that (a) have a reasonable likelihood of being determined in a manner that would reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect or
(b) question the validity of this Agreement or seek to prevent or delay any action taken or to be taken by the Company or any of the Company Subsidiaries in connection herewith. There are no outstanding orders, judgments, warrants, decrees or injunctions against the Company or any Company Subsidiary issued by any Governmental Authority, and neither the Company nor any Company Subsidiary is a party to any agreement with any Governmental Authority (other than Contracts for the provision of services entered into in the ordinary course of business consistent with past practice), in each case except as would not reasonably be expected (i) to have, individually or in the aggregate, a Material Adverse Effect or (ii) to prevent or delay the consummation of any of the transactions contemplated hereby or by any of the other Transaction Documents.

      4.13 Taxes. Except as reflected or reserved against in the Financial
Statements:

            (a) each material Tax Return required to have been filed by the Company or any of the Company Subsidiaries has been filed;

            (b) all amounts shown as due on such Tax Returns have been paid;

            (c) all material employment and withholding Taxes required to have been paid or withheld by or on behalf of the Company or any of the Company Subsidiaries have been paid or properly set aside in accounts for such purpose;

            (d) no written agreement or other document extending, or having the effect of extending, the period of assessment or collection of any material Taxes payable by the Company or any of the Company Subsidiaries is in effect as of the date hereof;

            (e) neither the Company nor any of the Company Subsidiaries is, as of the date hereof, the beneficiary of any extension of time (other than an automatic extension of time not requiring the consent of the IRS or any other Taxing Authority) within which to file any material Tax Return not previously filed;

            (f) as of the date hereof, there are not pending or, to the knowledge of the Company, threatened any audits, examinations, investigations or other proceedings in respect of material Taxes payable by the Company or any of the Company Subsidiaries;

            (g) all Tax Returns filed by the Company or any of the Company Subsidiaries were true and correct in all material respects when filed or subsequently modified or amended prior to the date hereof and all Taxes shown due on any modified or amended Tax Return filed prior to the date hereof have been paid;

            (h) with respect to audits: (i) no deficiencies for any Taxes have been proposed, asserted or assessed against the Company or any of the Company Subsidiaries that have not been finally resolved and (ii) neither the Company nor any of the Company Subsidiaries has executed, become subject to or entered into any closing agreement as defined in Section 7121 of the Code or any similar or predecessor provisions thereof under the Code or any other Applicable Tax Law;

            (i) there are no Liens for Taxes upon the assets of the Company or any of the Company Subsidiaries except liens for Permitted Liens;

            (j) with respect to requests for changes in method of accounting and ruling requests: (i) neither the Company nor any of the Company Subsidiaries has agreed to make any adjustment (as a result of which the Company or any of the Company Subsidiaries would be required to include any item of income or exclude any item of deduction from taxable income for any Post-Closing Period) pursuant to

   Section 481(a) of the Code (or any predecessor provision) by reason of any change in any accounting method, (ii) neither the Company nor any of the Company Subsidiaries has pending any application with any Taxing Authority requesting permission for any change in any accounting method and (iii) there are no outstanding rulings or requests for rulings with any Taxing Authority addressed, directly or indirectly, to the Company or any of the Company Subsidiaries that are, or if issued would be, binding upon the Company or any of the Company Subsidiaries;

            (k) neither the Company nor any of the Company Subsidiaries is party to or bound by any Tax indemnity, Tax sharing, or Tax allocation agreement or arrangement;

            (l) with respect to intercompany transactions, (i) neither the Company nor any of the Company Subsidiaries will have any taxable income or gain as a result of prior intercompany transactions that will be taken into account as a result of the changes in ownership contemplated by this Agreement, (ii) neither the Company nor any of the Company Subsidiaries has any material deferred taxable income or gain as a result of prior intercompany transactions that could be taken into account in any Post-Closing Period and (iii) neither the Company nor any of the Company Subsidiaries has an "excess loss account" (as defined in Treasury Regulation
   Section 1.1502-19) with respect to the stock of any of its Subsidiaries;

            (m) neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (i) result in any payment becoming due to any employee, director of (or independent contractor providing services to or on behalf of) the Company or any Company Subsidiary,
   (ii) increase any benefits otherwise payable under any Plan or (iii) result in the acceleration of the time of payment, funding or vesting of any such benefits. Neither the Company nor any Company Subsidiaries has made any payments, is obligated to make any payments, or is a party to any agreement, contract, arrangement, or plan that could obligate it to make any payments, that are or could be, separately or in the aggregate, "excess parachute payments" within the meaning of Section 280G of the Code;

            (n) each asset with respect to which the Company or any of the Company Subsidiaries claims depreciation, amortization or similar expense for Tax purposes is owned for Tax purposes by the Company or a Company Subsidiary under Applicable Tax Law;

            (o) neither the Company nor any of the Company Subsidiaries owns, directly or indirectly, any interest in any entity classified as a partnership for United States federal income Tax purposes;

            (p) neither the Company nor any of the Company Subsidiaries is a party to any safe harbor lease within the meaning of Section 168(f)(8) of the Code, as in effect prior to amendment by the Tax Equity and Fiscal Responsibility Act of 1982;

            (q) neither the Company nor any of the Company Subsidiaries is, or has been, a United States real property holding corporation within the meaning of Section 897(c)(1)(A)(ii) of the Code during the 5-year period ending on the Closing Date;

            (r) neither the Company nor any of the Company Subsidiaries has participated in an international boycott as defined in Section 999 of the Code;

            (s) there are no outstanding claims by any Taxing Authority in a jurisdiction where the Company or any of the Company Subsidiaries does not file Tax Returns that any such entity is or may be subject to taxation by that jurisdiction;

            (t) the Company and the Company Subsidiaries have complied in all material respects with the requirements of Section 6038A of the Code and the Treasury Regulations thereto;

            (u) the Company and the Company Subsidiaries are not parties to any record maintenance agreement with the IRS with respect to Section 6038A of the Code;

            (v) neither the Company nor any of the Company Subsidiaries has entered into any transaction that is a "listed transaction" within the meaning of Treasury Regulation Section 1.6011-4(b)(2); and

            (w) neither the Company nor any of the Company Subsidiaries has ever participated in an affiliated, consolidated, combined, unitary, or aggregate Tax Return with any corporation other than the Company and the Company Subsidiaries in any year for which the statute of limitations with respect to the assessment or collection of any Tax remains open.

      4.14 Absence of Changes. Since December 31, 2004, (x) other than in connection with the transactions contemplated by this Agreement, the Company and the Company Subsidiaries have conducted their business in the ordinary course consistent with past practice, (y) there has been no change, event, condition or circumstance that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, and (z) none of the Company or any of the Company Subsidiaries has:

            (a) other than in the ordinary course of business consistent with past practice pursuant to the Company Stock Incentive Plan, or to fulfill certain employment related obligations existing prior to such date, or as set forth on Schedule 4.14 of the Disclosure Letter, issued, sold or granted or purchased or redeemed any shares of its capital stock or options, deferred stock units or warrants to acquire shares of its capital stock;

            (b) incurred indebtedness for borrowed money or entered into any guaranty;

            (c) mortgaged, pledged or subjected to any Lien any of its properties or assets, except for Permitted Liens;

            (d) except as required by GAAP, made any change in its accounting principles or the methods by which such principles are applied for financial reporting purposes;

            (e) increased the compensation, bonus or benefits (including severance) of, or entered into any Contract with, any officer or employee, other than (i) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice, (ii) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (iii) to comply with Applicable Law or (iv) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Schedule 4.9 of the Disclosure Letter;

            (f) disposed or agreed to dispose of any properties or assets (other than inventory) in an aggregate amount in excess of $250,000 or acquired or agreed to acquire assets or properties in an aggregate amount in excess of $250,000, other than (i) in the ordinary course of business consistent with past practice or (ii) as otherwise expressly permitted by this Agreement;

            (g) canceled or forgiven any material debts or claims or redeemed or repaid any indebtedness for borrowed money, in each case except (i) in the ordinary course of business consistent with past practice, (ii) in accordance with the mandatory provisions of the instruments governing such debts, claims or indebtedness and (iii) through the application at any time or from time to time of excess cash generated by the Company's operations;

            (h) paid any dividend or other distribution on any of its capital stock, Company Option, Deferred Stock Unit or other equity interest; or

            (i) authorized, or entered into any agreement, arrangement or understanding to do, any of the foregoing.

   4.15 Insurance. Schedule 4.15 of the Disclosure Letter lists all material policies of insurance maintained by the Company or any Company Subsidiary as of the date hereof. Such policies are in full force and effect and all premiums due with respect to all periods specified in Schedule 4.15 of the Disclosure Letter have either been paid or adequate provisions for the payment by the Company thereof has been made, except for such failures to be in full force and effect or to pay such premiums that would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

      4.16 Environment, Health, and Safety Matters. To the knowledge of the Company, each of the Company and the Company Subsidiaries has complied and is in compliance with all Environmental, Health, and Safety Requirements, except where the failure to do so would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each of the Company and the Company Subsidiaries has obtained, has complied, and is in compliance with permits, licenses and other authorizations that are required pursuant to Environmental, Health, and Safety Requirements for the occupation of its facilities and the operation of its business, except, in each case, where the failure to do so would not reasonably be expected to have or result in a Material Adverse Effect. None of the Company or the Company Subsidiaries has received any notice, report or other information regarding any actual or alleged violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to any of them or their facilities (including any currently or formerly owned or leased properties or for any property for which the Company could be deemed a successor by contract or operation of law) arising under Environmental, Health, and Safety Requirements. There are no conditions existing on currently or formerly owned or leased properties, assets or businesses of the Company or the Company Subsidiaries (including soils, groundwater, surfacewater, indoor air, buildings or other structures) that would reasonably be expected to give rise to any claim, proceeding or action, or to any material liability under any Environmental, Health, and Safety Requirements, except for any such conditions which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. No such properties, assets or businesses contain or contained any underground storage tanks, asbestos-containing material, lead products, or polychlorinated biphenyls, except as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. The Company has made available to the Parent all material reports and information prepared for or in the possession of the Company or any Company Subsidiary with respect to environmental, health, and safety matters concerning all currently or formerly owned or leased properties, assets or businesses of the Company and the Company Subsidiaries.

      4.17 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Company or the Parent in such manner as to give rise to any claim against the Parent or the Company for any brokerage or finder's commission, fee or similar compensation. True and correct copies of all engagement letters or similar agreements with brokers, accountants, counsel and other professionals relating to this Agreement or the transactions contemplated hereby have been made available to the Parent by the Company.

      4.18 Affiliate Transactions. Other than any Company Subsidiary, no Affiliate of the Company (a) owns, leases or licenses any assets which are currently used by the Company or any Company Subsidiary to conduct the business of the Company as it is currently conducted or (b) is a party to, or has a controlling interest in any Person that is a party to, any contract or agreement with the Company or any of the Company Subsidiaries. Except as set forth in
Schedule 4.18 of the Disclosure Letter, neither the Company nor any Affiliate of the Company has any agreement, arrangement or other understanding with any officer, director or employee of the Company with respect to any matter relating to the transactions contemplated by this Agreement. No current or former officer or director of the Company or any Company Subsidiary has asserted any claim, charge, action or cause of action against the Company or any Company Subsidiary, which has not been resolved as of the date hereof, except for immaterial claims for accrued vacation pay, accrued benefits under any Plan and similar matters.

      4.19 Referral Fees. Neither the Company nor any Company Subsidiary is now or has been since January 1, 2000 a party to any arrangement, agreement or understanding, except as set forth on Schedule 4.19 of the Disclosure Letter, with any Person that is in the business of providing insurance brokerage or agency services, for the payment of referral, profit sharing or other fees in connection with such broker's or agent's referral or recommendation of, or placement of business with, the Company or any Company Subsidiary.

                                   ARTICLE V

            REPRESENTATIONS AND WARRANTIES OF THE PARENT AND THE SUB

      The Parent and the Sub, jointly and severally, represent and warrant to the Company, as of the date hereof and as of the Closing Date, as follows (except that those representations and warranties that are made as of a specified date shall be made only as of such date):

      5.1 Corporate Status and Authority. Each of the Parent and the Sub is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Delaware and has the corporate power and authority to execute and deliver this Agreement and the other Transaction Documents and to perform its obligations hereunder and thereunder. The execution, delivery and performance of this Agreement and the other Transaction Documents have been duly authorized by the stockholders and board of directors of the Sub and the board of directors of the Parent and the Sub, which constitutes all necessary corporate action on the part of the Parent and the Sub for such authorization. This Agreement has been duly executed and delivered by the Parent and the Sub and constitutes, and each of the other Transaction Documents will be duly executed and delivered prior to the Closing Date by the Parent and the Sub, and each will constitute, the valid and binding obligation of the Parent and the Sub, enforceable against each of the Parent and the Sub in accordance with its terms, except as limited by laws affecting the enforcement of creditors' rights generally or by general equitable principles.

      5.2 No Conflicts; Consents and Approvals.

            (a) The execution, delivery and performance by each of the Parent and the Sub of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby do not and will not (with or without the giving of notice, the lapse of time, or both) conflict with, or result in any violation or breach of, or require any Consent under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of a material benefit under, or result in the creation of any Lien upon any of the properties or assets of the Parent or the Sub under (i) assuming compliance with the matters referred to in Section 5.2(b), any Applicable Law applicable to the Parent or the Sub or any of the properties or assets of the Parent or the Sub, (ii) any Contract to which the Parent or the Sub is a party or by which the Parent or the Sub or any of their properties or assets is bound or affected (iii) any Organizational Documents of the Parent or Sub, except in the case of clauses
   (i) and (ii) above, for any such violation, breach or approval which would not reasonably be expected to materially impair the ability of the Parent or the Sub to consummate the transactions contemplated by this Agreement.

            (b) No Governmental Approval is required to be obtained or made by or with respect to the Parent or the Sub in connection with the execution and delivery of this Agreement and the other Transaction Documents or the consummation of the transactions contemplated hereby or thereby except (i) filings required with respect to the HSR Act and (ii) where the failure to do so would not reasonably be expected to materially impair the ability of the Parent or the Sub to consummate the transactions contemplated by this Agreement.

      5.3 Financing. The Parent and the Sub possess and will possess at the Effective Time sufficient cash funds and borrowing capacity available to pay all amounts contemplated by the Agreement to be paid by them and to perform their respective obligations hereunder.

      5.4 Solvency. Assuming the representations and warranties of the Company in this Agreement are true and correct as of the Closing Date, and that each of the representations and warranties in this Section 5.4 would be true and correct immediately before giving effect to the transactions contemplated by this Agreement, then immediately after giving effect to the transactions contemplated by this Agreement (including the consideration for the Merger and any financings to be undertaken in connection therewith), (a) none of the Company or any Company Subsidiary will have incurred debts beyond its ability to pay such debts as they mature or become due, (b) the then present fair salable value of the assets of each of the Company and the Company Subsidiaries will not exceed the amount that will be required to pay its probable liabilities (including the probable amount of all contingent liabilities) and its debts as they become absolute and matured, (c) the assets of each of the Company and the Company Subsidiaries, in each case at a fair valuation, will exceed its respective debts (including the probable amount of all contingent liabilities) and (d) none of the Company or Company Subsidiaries will have unreasonably small capital to carry on its business as presently conducted or as proposed to be conducted. No transfer of property is being made and no obligation is being incurred in connection with the transactions contemplated by this Agreement at the direction or otherwise on behalf of Parent or the Sub with the intent to hinder, delay or defraud any present or future creditors of the Company or any Company Subsidiary.

      5.5 Purchase for Investment. Each of the Parent and the Sub is purchasing the Company Stock for investment for its own account and not with a view to, or for sale in connection with, any distribution thereof. The Parent and the Sub (either alone or together with their advisors) have sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the shares of Company Stock and are capable of bearing the economic risks of such investment.

      5.6 Litigation. There are no judicial or administrative actions, proceedings or investigations pending or, to the knowledge of the Parent or the Sub, threatened that question the validity of this Agreement or seek to prevent or delay any action taken or to be taken by the Parent or the Sub in connection herewith.

      5.7 Brokers. All negotiations relating to this Agreement and the transactions contemplated hereby have been carried out without the intervention of any Person acting on behalf of the Parent or the Sub in such manner as to give rise to any valid claim against the Parent or the Company for any brokerage or finder's commission, fee or similar compensation.

                                   ARTICLE VI

                                    COVENANTS

      6.1 Conduct of Business. (a) From the date hereof to the Closing Date, except (i) as set forth on Schedule 6.1 of the Disclosure Letter, (ii) for entering into this Agreement and (iii) as otherwise consented to by the Parent in writing, such consent not to be unreasonably withheld, the business of the Company and the Company Subsidiaries shall be conducted only in, and the Company will not take any action, or permit any Company Subsidiary to take any action, other than actions in the ordinary course of such entity's business consistent with past practice, and, to the extent consistent therewith, will use commercially reasonable efforts to keep intact their respective businesses, keep available the services of their current employees, keep insurance coverage in force with respect to their operations and preserve their relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal to the end that their respective businesses shall be unimpaired at the Closing; it being understood and agreed that subject to the performance of its obligations under this Section 6.1(a), the Company shall not be responsible for any failure to keep intact its business, keep insurance coverage in force with respect to their operations, loss of services of current employees or of relationships with customers, suppliers, licensors, licensees, distributors and others with whom they deal that results solely from the announcement of the Agreement (including the identity of the Parent as the buyer of the Company).

            (b) In addition (and without limiting the generality of the foregoing), except (i) as set forth on Schedule 6.1 of the Disclosure Letter,
(ii) as otherwise expressly set forth in this Agreement and (iii) as otherwise consented to by the Parent in writing, the Company and the Company's Subsidiaries shall not do any of the following:

            (i) amend its certificate of incorporation or by-laws;

            (ii) declare or pay any dividend or make any other distribution to its stockholders;

            (iii) redeem or otherwise acquire any shares of Company Stock or issue any Company Stock (except upon the exercise of outstanding options), any Deferred Stock Units or any option, warrant or right relating to the Company Stock or any securities convertible into or exchangeable for any shares of Company Stock;

            (iv) adopt or amend, in any material respect, any Plan or enter into any collective bargaining agreement or other Contract with any labor organization, union or association, or increase the compensation, bonus or benefits (including severance) of, or enter into any Contract with, any officer or employee, other than (i) compensation increases to reflect cost of living adjustments in the ordinary course of business consistent with past practice,
(ii) with respect to any employee whose annual salary is less than $100,000, compensation increases in the ordinary course of business consistent with past practice, (iii) to comply with Applicable Law or (iv) as may be required to satisfy contractual obligations existing as of the date hereof under Contracts listed in Schedule 4.9 of the Disclosure Letter;

            (v) incur indebtedness for borrowed money or enter into any guaranty;

            (vi) permit, allow or suffer any of its assets to become subjected to any Lien of any nature (other than Permitted Liens);

            (vii) cancel any material indebtedness (individually or in the aggregate) or waive any claims or rights of value greater than $100,000;

            (viii) pay, loan or advance any amount to, or sell, transfer or lease any of its assets to, or enter into any agreement or arrangement with, any Holder or any of its Affiliates, except for transactions among the Company and the Company Subsidiaries and for payments of (but not increases in, except as permitted by clause (iv) hereof) compensation and benefits to employees in the ordinary course of business consistent with past practice;

            (ix) acquire by merging or consolidating with, or by purchasing a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets that are material, except for the entering into of Contracts for rendering services in the ordinary course of business consistent with past practice;

            (x) sell, lease, license (other than any licenses under customer agreements in the ordinary course of business consistent with past practice) or otherwise dispose of any of its assets that are material, individually or in the aggregate, to the Company and the Company Subsidiaries, taken as a whole;

            (xi) enter into any lease of real property except for any renewals or replacements of existing leases in the ordinary course of business consistent with past practices on or prior to January 31, 2006, with respect to the leases listed on Schedule 6.1 of the Disclosure Letter;

            (xii) modify, amend, terminate or permit the lapse of any lease of, or reciprocal easement agreement, operating agreement or other material agreement relating to, real property (except (x) as required by their terms or (y) modifications or amendments associated with renewals of existing leases in the ordinary course of business consistent with past practices on or prior to January 31, 2006, with respect to the leases listed on Schedule 6.1 of the Disclosure Letter;

            (xiii) enter into any Other Contract, other than any such Other Contract specifically permitted by another subsection of this Section 6.1(b), including the entering into of Contracts for rendering services in the ordinary course of business consistent with past practice; or

            (xiv) authorize any of, or commit or agree, whether in writing or otherwise, to do any of, the foregoing actions.

      6.2 Certain Filings. (a) The parties shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Governmental Authority is required (including, without limitation, under applicable Antitrust Laws), or any actions, consents, approvals or waivers are required to be obtained from parties to any Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers (including, without limitation, seeking early termination of applicable waiting periods).

            (b) The parties shall use reasonable best efforts to cooperate in all reasonable respects with each other, and to keep the other party informed in all material respects with respect to any communication given or received, in connection with any filing, submission, investigation or proceeding relating to the transactions contemplated hereby.

            (c) The parties agree to take all actions necessary to make the filings required of it or any of its Affiliates under applicable Antitrust Laws with respect to the transactions contemplated hereby as promptly as practicable and in any event with respect to filings pursuant to the HSR Act, within 10 Business Days of the date hereof, and to supply as promptly as practicable, and in any event within 5 Business Days of the receipt of any request therefor, any additional information and documentary or other material that may be requested pursuant to any such Antitrust Law. The parties further agree not to withdraw their respective Notification and Report Form or to otherwise extend the time for review of the transaction without the other party's prior written consent.

            (d) If any objections are asserted with respect to the transactions contemplated hereby under any Antitrust Law or if any suit or proceeding is instituted or threatened by any Governmental Authority or any private party challenging any of the transactions contemplated hereby as violative of any Antitrust Law, the parties shall use their reasonable best efforts promptly to resolve such objections. For purposes of this Section 6.2(d), the "reasonable best efforts" of Parent or the Company, as the case may be, shall not require Parent or the Company, as the case may be, to agree to any prohibition, limitation or other requirement of the type set forth in Section 7.3(g).

      6.3 Further Actions. Upon the terms and subject to the conditions of this Agreement, the parties shall use their reasonable best efforts to bring about the satisfaction as promptly as practicable of all the conditions contained in
Article VII, in
each case to the extent such party has the ability to cause or facilitate the satisfaction of such conditions, and otherwise to consummate the transactions contemplated by this Agreement and the other Transaction Documents. Without limiting the generality of the foregoing, the parties shall, as promptly as practicable, apply for and diligently prosecute all applications for, and shall use their reasonable best efforts promptly to: (a) effect, in addition to filings discussed in Section 6.2, all necessary registration and filings, (b) defend any lawsuits or other legal proceedings, whether judicial or administrative, whether brought derivatively or on behalf of third parties (including Governmental Authorities or officials), challenging this Agreement or the consummation of the transactions contemplated hereby and (c) furnish to each other such information and assistance and to consult with respect to the terms of any registration, filing, application or undertaking as reasonably may be requested in connection with the foregoing.

      6.4 Access and Information.

            (a) From the date hereof to the Closing Date or as otherwise provided in this Agreement, subject to existing confidentiality obligations owed to third parties, the Company and each of the Company Subsidiaries shall give to the Parent and its representatives reasonable access, at reasonable times, to the properties, books and records and personnel of the Company and the Company Subsidiaries and shall furnish such information and documents in its possession relating to the Company and the Company Subsidiaries as the Parent may reasonably request, including with respect to operational developments and the general status of ongoing operations; provided that the Parent shall not be entitled to any such access, information or documents that would interfere unreasonably with the conduct of the business of the Company or the Company Subsidiaries or that could, in the good faith opinion of the Company, result in the loss of attorney-client privilege with respect to any such information or documents. All such information and documents obtained by the Parent shall be subject to the terms of the Confidentiality Agreement, dated as of September 7, 2005 (the "Confidentiality Agreement"), between an Affiliate of the Parent and the Company, provided that the terms of the Confidentiality Agreement shall be binding upon the Parent and the Sub, and all requests for and provision of such information and documents shall be made through and coordinated by the Company.

            (b) Parent and Sub shall cause the Company, following the Closing, to reasonably cooperate with Holders (with any reasonable out of pocket expenses to be borne by Holders) in connection with any inquiries or investigations by Holders, any governmental agency or other regulatory authority, or any litigation of any kind, involving the business of the Company and relating to matters occurring prior to the Closing. Parent and Sub shall cause the Company to maintain, for the five year period following the Closing, a complete and accurate set, in all material respects, of the Company's and its subsidiaries' records (electronic and hardcopy), in existence as of the Closing, which may be relevant to the investigations, litigations or other regulatory matters existing as of the Closing Date, provided, that after such period, the Parent and Sub shall cause the Company, prior to the destruction or other disposition of any such records, to provide notice to and afford the Holders a reasonable opportunity to copy such records, at such Holder's expense. Parent and Sub shall cause the Company to afford promptly to each Holder and its agents reasonable access, during normal business hours and upon reasonable notice, to such records (except to the extent such records have been destroyed by the Company in compliance with the proviso in the preceding sentence), and to furnish copies thereof which such Holder or its agents reasonably requests in connection with any such matters, provided that any such access by any such Holder or its agents shall not unreasonably interfere with the conduct of the business of the Company. Parent and Sub shall cause the Company to afford promptly to each Holder and its agents reasonable access to the Company's employees, who shall be available for interviews and/or depositions in connection with any such inquiries, investigations or litigations.

      6.5 Publicity. No press release or public announcement related to this Agreement, or the transactions contemplated hereby, shall be issued or made by any party without the joint approval of the Company and the Parent, unless required by Applicable Law (in the reasonable opinion of counsel), in which case the Company and the Parent shall have the right to review such press release or announcement prior to publication.

      6.6 Employee Matters. Except as provided in Schedule 6.6 of the Disclosure Letter, the Parent shall, or shall cause the Surviving Corporation and its Subsidiaries to, provide each employee of the Company or any of the Company Subsidiaries (an "Employee"), with during the period commencing on the Closing Date and ending on December 31, 2006, (i) health and welfare benefits (other than compensation and bonuses) that are comparable in the aggregate to the benefits of such employee in effect as of the date hereof, as changed if at all through the Closing Date in accordance with subclauses (iii) and (iv) of Section 6.1(b)(iv), and (ii) other benefits (other than defined benefit plans) that are comparable in the aggregate to, at Parent's option, (x) the benefits (other than health and welfare benefits and defined benefit plans) received by similarly-situated employees of other subsidiaries of Parent or (y) the benefits (other than health and welfare benefits and defined benefit plans) of such employee as of the date hereof, as changed if at all through the Closing Date in accordance with subclauses (iii) and (iv) of Section 6.1(b)(iv). The Parent shall, or shall cause the Surviving Corporation to, cause each Buyer Plan in which an Employee participates or will participate to (a) recognize all service of such Employee with the Company, any of the Company Subsidiaries and their predecessor entities for purposes of vesting, eligibility, participation and coverage (but excluding, for the avoidance of doubt, accrual and level of benefits) to the extent such service would be recognized under the analogous Plan, (b) honor or provide appropriate credit for co-payments, deductibles and other expenses incurred by such Employee or his or her beneficiaries under the analogous Plans, and, (c) if applicable, waive any waiting periods or other eligibility limitations and exclusions for preexisting conditions;

provided, however that such crediting of services shall not operate to duplicate any benefit or the funding of any such benefit. If the Closing shall have occurred, the Parent shall, or shall cause the Surviving Corporation to, pay on or about February 15, 2006, annual bonuses to Employees as approved by the Board prior to the date hereof and described on Schedule 6.1(b)(iv)(iii) of the Disclosure Letter. Nothing herein shall be deemed to be a guaranty of employment for any Employee, or to restrict the right of the Company, any Company Subsidiaries, the Parent, the Sub or any Affiliates to amend terminate any benefit plans in accordance with the terms and conditions of such benefit plans.

      6.7 Tax Matters.

            (a) The Parent shall not make or permit any Person to make an election under Section 338(g) of the Code with respect to the purchase of Company Stock pursuant to this Agreement.

            (b) Except as otherwise contemplated by this Agreement or specifically consented to in writing by the Parent, from the date of this Agreement through the Closing Date, the Company shall not, and shall not permit any of the Company Subsidiaries to, (i) make or rescind any express or deemed material election relating to Taxes, (ii) settle or compromise any material claim, audit, dispute, controversy, examination, investigation, or other proceeding relating to Taxes, (iii) execute any waiver of restriction on assessment or collection of any Tax, including without limitation any extension of limitations period, (iv) materially change any of its methods of reporting income or deductions for federal income Tax purposes except as may be required by Applicable Tax Law, in each case other than in the ordinary course of business consistent with past practice.

            (c) The Company and the Company Subsidiaries shall timely file all Tax Returns required to be filed after the date of this Agreement until the Closing Date in a manner consistent with past practice, to the extent permitted by Applicable Tax Law, and shall pay any Taxes shown as due thereon.

      6.8 Indemnification of Directors and Officers.

            (a) The certificate of incorporation and bylaws of the Surviving Corporation shall continue to contain provisions no less favorable with respect to indemnification, advancement of expenses and exculpation of each present and former director and officer of the Company and the Company Subsidiaries (collectively, the "Indemnitees") than are presently set forth in the Company's certificate of incorporation and bylaws, which provisions shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of any such individuals.

            (b) Prior to the Closing Date, the Company shall purchase six year tail policies of directors' and officers' liability and errors and omissions insurance covering the Company, the Company Subsidiaries and the current and former officers, directors and employees of the Company and the Company Subsidiaries who are currently covered by the Company's existing directors' and officers' liability and errors and omissions insurance, as applicable, from an insurance carrier currently providing such coverage to Marsh & McLennan Companies, Inc. ("Marsh"), on terms and conditions no less favorable to the Company, the Company Subsidiaries and such directors and officers than those in effect on the date hereof, except that the maximum deductible shall be $1 million and the coverage limit shall be $20 million. The aggregate cost of such policies is referred to in this Agreement as the "Tail Cost."

      6.9 Financing. The Company and the Company Subsidiaries shall provide all reasonable cooperation in connection with the arrangement of any financing sought by the Parent in connection with the Merger (the "Financing") as may be reasonably requested by the Parent (provided that such requested cooperation (i) does not unreasonably interfere with the ongoing business of the Company or the Company Subsidiaries or (ii) otherwise would not reasonably be expected to, individually or in the aggregate, have a Material Adverse Effect). Further, subject, for the avoidance of doubt, to the last sentence of this Section 6.9, in connection with the Financing, the Company shall make any reasonable representations and warranties to, and enter into any reasonable covenants for the benefit of third parties providing or arranging any Financing. In no event shall the Company or the Company Subsidiaries be required to pay any commitment or similar fee, enter into any binding commitment or incur any liability in connection with the Financing prior to the Closing, except to the extent the Parent has provided the indemnity referenced in the last sentence of this
Section 6.9. The Parent shall, promptly upon request by the Company, reimburse the Company and the Company Subsidiaries for all reasonable out-of-pocket costs incurred by the Company or the Company Subsidiaries in connection with such cooperation. The Parent shall indemnify and hold harmless the Company, the Company Subsidiaries and their respective representatives for and against any and all liabilities, losses, damages, claims, costs, expenses, interest, awards, judgments and penalties suffered or incurred by them in connection with the arrangement of the Financing and the performance of their respective obligations under this Section 6.9 and any information utilized in connection therewith.

      6.10 Intercompany Accounts. Except as set forth in Schedule 6.10 of the Disclosure Letter, any agreements between the Company or any Company Subsidiary, on the one hand, and any Affiliate of the Company or any Company Subsidiary, on the other hand, shall be terminated at or prior to the Closing, and any amounts due under such terminated agreements shall be paid in full at such time.

      6.11 Solvency of the Company. The Parent shall furnish or cause to be furnished to the Company copies of any solvency opinions or similar materials obtained from third parties in connection with the financing of the transactions contemplated by this Agreement, to the extent contractually permitted by the issuer of such opinion. The Parent shall use reasonable efforts to cause the firms issuing any such solvency opinions to allow the Company to rely thereon; provided that no material fee or expense is associated with obtaining such reliance.

      6.12 Disclosure of Certain Matters. Each of the Parent and the Company, as applicable, shall promptly upon becoming aware thereof (the "Notifying Party") disclose to the other (the "Notified Party") (i) any breach of its representations or warranties set forth in this Agreement, whether arising after the date hereof (a "Post-Signing Rep Breach") or existing as of the date hereof and subsequently discovered (a "Pre-Signing Rep Breach"), (ii) any failure by it to comply in all material respects with any material covenant, condition or agreement to be complied with or satisfied by any of them under this Agreement and (iii) in the case of the Company being the Notifying Party, the occurrence of any matter or event which would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. In the event the Notifying Party provides the Notified Party notice of a Post-Signing Rep Breach, the Notifying Party will concurrently state whether such breach would cause the condition set forth in Section 7.2(a) or Section 7.3(a), as applicable, to fail to be satisfied (any such breach, a "Waiver Breach"). In the event the Notifying Party so states that a Post-Signing Rep Breach is a Waiver Breach, then if the Notified Party nonetheless proceeds with the Closing, it shall have waived any right to indemnification for such breach under Article IX hereof. Except for the foregoing, no notice provided under this Section 6.12 shall be deemed to cure any breach of representation, warranty or covenant or update the Disclosure Letter or otherwise affect in any respect the rights and remedies of the Notified Party.

                                  ARTICLE VII

                              CONDITIONS PRECEDENT

      7.1 Conditions to Obligations of the Parties. The obligations of the Company and the Parent to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following conditions:

            (a) HSR Act. The waiting period under the HSR Act shall have been terminated or expired.

            (b) No Injunction. There shall not be in effect any injunction or other order issued by a court of competent jurisdiction or any other Applicable Law restraining or prohibiting the consummation of the transactions contemplated by this Agreement.

      7.2 Conditions to Obligations of the Company. The obligations of the Company to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

            (a) Representations, Warranties and Covenants of the Parent and the Sub. Each of the representations and warranties of the Parent and the Sub contained in this Agreement shall be true and correct on the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (without regard to any materiality or Material Adverse Effect qualifications included therein and except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date) with such exceptions as would not materially impair the ability of the Parent or the Sub to fulfill its obligations under this Agreement. Each of the Parent and the Sub shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before the Closing.

            (b) Officer's Certificate. The Parent shall have delivered to the Company a certificate, dated the Closing Date and signed by a senior executive officer on behalf of each of the Parent and the Sub, as to the fulfillment of the conditions set forth in Section 7.2(a).

            (c) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Parent and the Escrow Agent.

            (d) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any proceeding (or by any other Person any proceeding that has a reasonable likelihood of success) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement.

      7.3 Conditions to Obligations of the Parent and the Sub. The obligations of the Parent and the Sub to consummate the transactions contemplated by this Agreement shall be subject to the fulfillment on or prior to the Closing Date of the following additional conditions:

            (a) Representations, Warranties and Covenants of the Company. Each of the representations and warranties of the Company contained in this Agreement shall be true and correct on the date hereof and at and as of the Closing Date with the same effect as though made at and as of such time (without regard to any materiality or Material Adverse Effect qualifications included therein and except that those representations and warranties that are made as of a specified date shall be true and correct only as of such date) with such exceptions as would not reasonably be expected (x) to have, individually or in the aggregate, a Material Adverse Effect or (y) to materially impair the ability of the Company to fulfill its obligations under this Agreement; provided, that the truth and correctness of the last sentence of Section 4.2(b) as of the Closing Date shall not be considered in determining whether this condition has been satisfied. The Company shall have duly performed and complied in all material respects with all covenants and agreements contained herein required to be performed or complied with by it at or before the Closing.

            (b) Officer's Certificate. The Company shall have delivered to the Parent a certificate, dated the Closing Date and signed by a senior executive officer of the Company, as to the fulfillment of the conditions with respect to the Company, set forth in Section 7.3(a).

            (c) Resignations. The Company shall have received, and delivered copies to the Parent and the Sub of, valid resignations, effective as of immediately following the Effective Time, from all of the non-employee directors of the Company.

            (d) Cash at Closing. The Parent shall have received evidence, reasonably satisfactory to it, that immediately after the Closing and after giving effect, for the avoidance of doubt, to the payment of the Option Loans in the manner provided for pursuant to Section 2.3(c), the Company shall have no less than an amount in cash or cash equivalents equal to $28,900,000 (which amount, for the avoidance of doubt, shall be calculated on the assumption that all principal and interest with respect to all Option Loans is repaid in full as of the Closing Date) less the sum of (i) the Tail Cost and (ii) the Deal Expenses.

            (e) Consents. All Consents set forth on Schedule 7.3 of the Disclosure Letter shall have been obtained in form and substance reasonably satisfactory to Parent and shall be in full force and effect.

            (f) No Material Adverse Effect. Since December 31, 2004, there shall not have been any change, event, condition or circumstance that has had or would reasonably be expect to have, individually or in the aggregate, a Material Adverse Effect.

            (g) Absence of Proceedings. There shall not be pending or threatened by any Governmental Authority any proceeding (or by any other Person any proceeding that has a reasonable likelihood of success) (i) challenging or seeking to restrain or prohibit the transactions contemplated by this Agreement or seeking to obtain from the Parent or any of its Subsidiaries in connection with the Merger any damages that are material in relation to the Company and its Subsidiaries taken as a whole, (ii) seeking to prohibit or limit the ownership or operation by the Parent or any of its Subsidiaries of any portion of the business or assets of the Parent, the Company or any of their respective Subsidiaries, or to compel the Parent, the Company or any of its Subsidiaries to dispose of or hold separate any material portion of the business or assets of the Parent, the Company or any of their respective Subsidiaries, in each case as a result of the Merger or any of the other transactions contemplated by this Agreement, or (iii) seeking to prohibit the Parent or any of its Subsidiaries from effectively controlling in any material respect the business or operations of the Company or any Subsidiary.

            (h) Employment Agreements. The Company shall not have amended or terminated in any respect, without consent of the Parent, either of the employment agreements entered into as of the date hereof with Messrs. North and Wiertelak.

            (i) Certain Ancillary Agreements. The Company shall have delivered the JURIS Software Service Agreement and the JURIS Software License Termination Agreement, in each case, executed by each of the parties thereto. The Amended Trademark License Agreement shall remain in full force and effect in accordance with its terms.

            (j) Escrow Agreement. The Escrow Agreement shall have been executed and delivered by the Company and the Escrow Agent.

                                  ARTICLE VIII

                               TAX INDEMNIFICATION

      8.1 Tax Indemnification.

            (a) Subject to the terms and conditions set forth in this Article VIII and Article IX, the Company, the Parent, and their respective Affiliates shall be indemnified and held harmless from and against, (i) any and all Taxes imposed on or due with respect to the Company or to any of the Company Subsidiaries for any Pre-Closing Period, (ii) any liability for Taxes under
   Section 6038A(d) arising from any failure by the Company or any of the Company Subsidiaries to comply with Section 6038A in any Pre-Closing Period,
   (iii) any Taxes resulting from, arising out of or related to any breach by the Company of the representation and warranty set forth in Section 4.13(q),
   (iv) any obligation of the Company or any of the Company Subsidiaries for any Pre-Closing Period to contribute to the payment of a Tax determined on a consolidated, combined, or unitary basis with respect to a group of corporations that includes or included the Company or any of the Company Subsidiaries and any corporation other than the Company and the Company Subsidiaries, (v) any (A) gross-up payment that results from the imposition of Taxes under Section 4999 of the Code on any excess parachute payments (as that term is used for purposes of Section 4999 of the Code) resulting (either alone or in combination with another event) from the execution and delivery of this Agreement or the transactions contemplated thereby (for purposes of this Article VIII and related provisions of Article IX and of the Escrow Agreement, any such gross-up payment shall be deemed to be a Tax) and (B) loss of any Tax deduction (excluding any loss of deduction on any gross-up payment to the extent the indemnification for the gross-up payment is not included in the taxable income of the Company or any Company Subsidiary) by the Company or any Company Subsidiary, or any successor thereto, resulting from the application of Section 280G of the Code to any payment (as that term is used for purposes of Section 280G of the Code and any regulations promulgated thereunder) made to a current or former employee, director, service provider, or shareholder of the Company or any Company Subsidiary and resulting (either alone or in combination with another event) from the execution and delivery of this Agreement or the transactions contemplated thereby and (vi) any Taxes resulting from the denial of deductions for the items described in clauses
   (a) and (b) of the definition of Closing Tax Benefits.

            (b) The Company, the Company Subsidiaries, and the Parent will be liable for, and will indemnify, defend and hold the Company Indemnitees harmless from and against, any and all Taxes imposed on or with respect to the Company or any of the Company Subsidiaries for which the Company Indemnitees are not required to indemnify the Company, the Company Subsidiaries, or the Parent pursuant to Section 8.1(a) of this Agreement.

            (c) Notwithstanding anything to the contrary herein, the Company, the Parent and their respective Affiliates shall not be indemnified under this Agreement with respect to Taxes of the Company or the Company Subsidiaries to the extent of the reserves for Taxes taken into account in calculating Closing Equity.

            (d) A Person entitled to indemnification for Taxes under this
   Section 8.1 shall also be entitled to indemnification for all reasonable fees and costs (including reasonable outside professional fees and costs) incurred in contesting or otherwise in connection with any such Taxes.

      8.2 Straddle Period Allocation and Tax Returns.

            (a) In the case of any Straddle Period, Tax items will be apportioned between Pre-Closing Periods and Post-Closing Periods based on a closing of the books and records of the relevant entity or entities as of the Closing Date, provided that:

         (i) any Tax item incurred by reason of the transactions occurring on or before the Closing Date as contemplated by this Agreement will be treated as occurring in a Pre-Closing Period and any Tax item incurred by reason of any transaction not contemplated by this Agreement and occurring after the Closing will be treated as occurring in a Post-Closing Period;

         (ii) depreciation, amortization and depletion will be apportioned on a daily pro rata basis; and

         (iii) any liability of the Company or any of the Company Subsidiaries for any real property Tax, any personal property Tax, or any similar ad valorem obligation will be apportioned between Pre-Closing Periods and Post-Closing Periods based on the number of days of such Taxable Period that fall on or prior to the Closing Date and the number of days of such Taxable Period that fall after the Closing Date.

            (b) Parent shall cause the Company and the Company Subsidiaries to prepare and timely file all Tax Returns with respect to the Company or any Company Subsidiary for (i) all Straddle Periods and (ii) to the extent required to be filed (or otherwise filed) after the Closing Date, all Pre-Closing Periods, and such Tax Returns shall, with respect to any Pre-Closing Period, be prepared in a manner consistent with past practice of the Company or relevant Company Subsidiary unless the Representative consents otherwise (which consent shall not be unreasonably withheld or delayed).

      8.3 Notice and Payment of Indemnified Amounts.

            (a) Duty to Notify. The Parent shall notify the Representative of any Taxes paid or incurred by the Parent, the Company, or any of the Company Subsidiaries which are subject to indemnification under this Article VIII. The Representative shall notify Parent of any Taxes paid or incurred by the Company Indemnitees which are subject to indemnification by the Parent, the Company, and the Company Subsidiaries under this Article VIII.

            (b) Explanation of Claim. Any notice contemplated by this Section
   8.3 shall include a detailed calculation and a brief explanation of the basis for such indemnification.

      8.4 Nature of Payments. Any payment (other than interest on a payment) owing to the Parent, the Company, or any of the Company Subsidiaries pursuant to this Article VIII shall be treated by all parties for all purposes as a reduction of the Initial Merger Consideration. Any payment (other than interest on a payment) owing to the Company Indemnitees pursuant to this Article VIII shall be treated by all the parties for all purposes as a net adjustment to the Initial Merger Consideration.

      8.5 Tax Audits and Contests; Cooperation.

            (a) After the Closing Date, except as provided in (b) and (c) below, the Parent shall control the conduct, through counsel of its own choosing and at its own expense, of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to the Company or any of the Company Subsidiaries (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a "Contest").

            (b) In the case of a Contest after the Closing Date that relates solely to Taxes for which the Parent is indemnified under Section 8.1 and which are not reportable on Parent's consolidated federal income Tax Return or any state combined, consolidated, or unitary Tax Return that includes any entity other than the Company or a Company Subsidiary, the Representative shall control the conduct of such Contest, but the Parent shall have the right to participate in such Contest at its own expense, and the Representative shall not be able to settle, compromise and/or concede any portion of such Contest without the consent of the Parent, which consent shall not be unreasonably withheld or delayed; provided that, if the Representative fails or declines to assume control of the conduct of any such Contest within a reasonable period following the receipt by the Representative of notice of such Contest, the Parent shall have the right to assume control of such Contest but the Representative shall have the right to participate in such contest at its own expense and the Parent shall not be able to settle, compromise and/or concede any portion of such contest that is likely to result in a claim for indemnification hereunder without the consent of the Representative, which consent shall not be unreasonably withheld or delayed.

            (c) In the case of a Contest after the Closing Date that relates both to Taxes for which the Parent is indemnified under Section 8.1 and either (i) to Taxes of the Parent, any Parent affiliate, the Company or any Company Subsidiary for which the Parent is not indemnified under Section 8.1, or (ii) to any Taxes reportable on Parent's consolidated federal income Tax Return or on any state combined, consolidated, or unitary Tax Return that includes any entity other than the Company or a Company Subsidiary, the Parent shall control the conduct of such Contest, but the Representative shall have the right to participate in such Contest at its own expense, and with respect to any Tax for which Parent is indemnified under Section 8.1, the Parent shall not settle, compromise and/or concede such Contest without the consent of the Representative, which consent shall not be unreasonably withheld or delayed.

            (d) The Representative and the Parent agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Company and the Company Subsidiaries as is reasonably requested for the preparation, prosecution, defense or conduct of any Contest. The Representative and Parent shall reasonably cooperate with each other in the conduct of any Contest or other proceeding involving or otherwise relating to the Company or the Company Subsidiaries (or their income or assets) with respect to any Tax and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section
   8.5. Any information obtained under this Section 8.5(d) shall be kept confidential, except as may be otherwise necessary in connection with the filing of Tax Returns or in the conduct of a Contest or other Tax proceeding.

            (e) Each of the Parent and the Company shall use its reasonable best efforts to properly retain and maintain the Tax and accounting records of the Company and the Company Subsidiaries that relate to any Tax Periods (or portions thereof) ending on or before the Closing Date until the expiration of the applicable statutes of limitations. Any information obtained under this Section 8.5 shall be kept confidential, except as may be otherwise necessary in connection with the filing of tax returns or in the conduct of a Contest or other Tax proceeding.

            (f) The Parent shall promptly notify the Representative, and the Representative shall promptly notify the Parent, in writing within 30 Business Days from the receipt of notice of any pending or threatened Tax audits or assessments of the Company or any Company Subsidiary, with respect to which the notifying party may seek to be indemnified under Section 8.1. Failure to notify the indemnifying party under this Section 8.5(f) shall not relieve the indemnifying party from its obligations under Section 8.1, except to the extent that the indemnifying party shall have been actually prejudiced as a result of such failure. In that case, the amount the indemnifying party is otherwise required to pay under Section 8.1 shall be reduced by the amount determined pursuant to the preceding sentence.

      8.6 Refunds. The Company and its Subsidiaries shall be entitled to receive and retain any Tax refund or credit that is paid after the Closing Date with respect to Taxes of the Company or any of its Subsidiaries. If the Holders or any Affiliate of the Holders receive any Tax refund or credit after the Closing Date with respect to the Taxes of the Company or any of its Subsidiaries, the Holders shall, within 30 days, pay the amount of such refund (together with any interest received in connection with such refund or credit) to the Company. Any payment made after such 30-day period shall include interest at the Overdue Rate accrued from the final day of the 30-day period until the date of payment.

                                   ARTICLE IX

                                 INDEMNIFICATION

      9.1 Survival of Representations and Warranties and Covenants

            (a) The representations and warranties set forth herein (other than the representations and warranties in Section 4.13, except Section 4.13(q)), and the right to commence any claim with respect thereto, shall survive until the fifteen month anniversary of the Closing Date and shall expire thereafter, and the Parent and its Affiliates right to make any claim for indemnification for any Special Obligation in accordance with the terms hereof, shall survive until the twenty-seven month anniversary of the Closing Date and shall expire thereafter; provided that in the event written notice of any claim for indemnification under Section 9.2 or Section 8.1 shall have been given in accordance with Section 9.3(b) or
   Section 8.3 hereof or written notice of the commencement of a Tax audit shall have been given in accordance with Section 8.5(f) hereof within the applicable survival period, the right to be indemnified with respect to such matter shall survive until such time as such matter is fully and finally resolved. Any investigation or other examination that may have been made or may be made at any time by or on behalf of the party to whom representations and warranties are made shall not limit, diminish or in any way affect or be deemed to modify the representations and warranties in this Agreement, and the parties may rely on the representations, warranties and covenants in this Agreement, and any schedule, exhibit or certificate in respect thereof, irrespective of any information obtained by them by any investigation, examination or otherwise, in all cases subject to any and all limitations to which such representations, warranties and covenants are subject pursuant to this Agreement, including the Disclosure Letter.

            (b) Any covenant or agreement of the parties contained in this Agreement which by its terms contemplates performance after the Closing shall survive the Closing in accordance with its terms; provided, that this provision is not intended to release any party from liability for any breach occurring prior to the Closing of any covenant or agreement that does not survive the Closing.

      9.2 Indemnification.

            (a) Subject to the terms and conditions of this Article IX, from and after the Closing Date, the Parent and its Affiliates (including, after the Closing, the Company and the Company Subsidiaries) and each of their respective directors, officers and employees (collectively, the "Parent Indemnitees"), shall be indemnified and held harmless from and against any and all Losses, whether or not resulting from any Third Party Claims, resulting from, arising out of or related to:

         (i) any breach by the Company of any representation and warranty of the Company (without regard to any limitation as to Material Adverse Effect or materiality contained therein (collectively, the "Excluded Qualifiers")) in this Agreement or in the certificate delivered pursuant to Section 7.3(b); provided, however, that this provision shall not apply to Taxes, which shall be governed by Article VIII;

         (ii) the failure of the Company to perform any of its covenants or agreements contained in this Agreement in accordance with the terms hereof; provided, however, that this provision shall not apply to Taxes, which shall be governed by Article VIII; and

         (iii)the matters described in Exhibit F hereto (the indemnification obligations referred to in this clause (iii) and under Section 8.1 are referred to in this Agreement as the "Special Obligations").

            (b) Subject to the terms and conditions set forth in this Article IX, from and after the Closing Date, each of the Parent and the Sub shall, jointly and severally, indemnify and hold harmless each of the Holders and their respective Affiliates (other than the Company and the Company Subsidiaries) and each of their respective present and former directors, officers and employees (collectively, the "Company Indemnitees"), against any and all Losses incurred or suffered by any Company Indemnitee, arising out of
   (i) any breach by the Parent or Sub of any representation and warranty of the Parent or Sub (without regard to the Excluded Qualifiers) in this Agreement or in the certificate delivered pursuant to Section 7.2(b) and (ii) the failure of the Parent or Sub to perform any of its covenants or agreements contained in this Agreement in accordance with the terms hereof.

      9.3 Claims.

            (a) A party entitled to indemnification under this Agreement shall be referred to as an "Indemnified Party." A party obligated to indemnify an Indemnified Party under this Agreement shall be referred to as an "Indemnifying Party"; provided that in the case of Sections 8.1 and 9.2(a), the Representative shall be deemed to have such rights as though it were the Indemnifying Party for purposes of this Section 9.3 and Section 8.3 (for the avoidance of doubt, without being subject to the indemnification obligations under Section 9.2 or Section 8.1, which shall be satisfied from the Escrow Funds).

            (b) Each Indemnified Party agrees to provide prompt written notice to the Indemnifying Party of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought under this Article IX, which notice shall: (i) specify in reasonable detail the basis on which indemnification is being asserted, (ii) if possible, provide a reasonable estimate of the amount of the Losses asserted therein,
   (iii) specify the provision or provisions of this Agreement under which such Losses are asserted and (iv) in the case of a Third Party Claim, include copies of all notices and documents (including court papers), if any, served on or received by the Indemnified Party by such third party; provided, however, that the failure to give such notification shall not affect the indemnification provided under this Article IX except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure.

            (c) The Indemnifying Party shall be entitled to assume, conduct and control, through counsel of its own choosing and at its own expense, the settlement or defense of any claim asserted by any third party ("Third Party Claim"). If the

   Indemnifying Party shall assume the control of the defense of any Third Party Claim in accordance with the provisions of this Section 9.3, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim or the settlement imposes injunctive or other equitable relief against the Indemnified Party or admits any liability in connection therewith and (ii) the Indemnified Party shall be entitled to participate in (but not conduct or control) the defense of such Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) authorized by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party, a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim.

            (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.

            (e) If the Indemnifying Party receiving such notice of a Third Party Claim does not elect to defend such Third Party Claim or does not defend such Third Party Claim in good faith, the Indemnified Party shall have the right, in addition to any other right or remedy it may have hereunder, at the Indemnifying Party's expense, to defend such Third Party Claim; provided, however, that the Indemnified Party shall not settle, compromise or discharge, or admit any liability with respect to, any such Third Party Claim without the written consent of the Indemnifying Party (which consent will not be unreasonably withheld or delayed).

            (f) If the Indemnifying Party has disputed its liability with respect to any claim hereunder, the Indemnifying Party and the Indemnified Party shall proceed in good faith to negotiate a resolution of such dispute and, if not resolved through negotiations, such dispute shall be resolved pursuant to Section 11.18 and Section 11.19.

            (g) For the avoidance of doubt, Sections 9.3(b) through (f) shall not apply to Taxes, which shall be governed by Article VIII.

      9.4 Limitations; Payments.

            (a) Notwithstanding anything contained in this Agreement to the contrary, the Parent Indemnitees shall be entitled to indemnification under this Agreement (i) in the case of indemnification for Losses under Section 9.2(a)(i) (other than in respect of a breach of Section 4.2), only to the extent that the aggregate amount of all such Losses exceeds, on a cumulative basis, 1% of the Purchase Price, and then only to the extent of such excess,
   (ii) only to the extent that the aggregate amounts required to be paid to the Parent Indemnitees in respect of all Losses or under Article VIII shall not exceed in the aggregate 13% of the Purchase Price, plus all Earnings (as defined in the Escrow Agreement) to which they are entitled under the terms of the Escrow Agreement and (iii) only to the extent of funds available in the Escrow Funds, it being understood that such Escrow Funds shall be the sole and exclusive source of recovery and remedy of any Parent Indemnitee with respect to any claim for indemnification under Sections 8.1 and 9.2(a) and, as such, the indemnifications obligations set forth herein are non-recourse to the Company, the Company Subsidiaries or the Holders in all respects; provided, that the limitations in clauses (i) through (iii) shall not apply to any Losses resulting from, arising out of or relating to any intentional misrepresentation or any fraud.

            (b) Notwithstanding anything contained in this Agreement to the contrary, the Company Indemnitees shall be entitled to indemnification under this Agreement:

         (i) in the case of indemnification for Losses under Section 9.2(b)(i) only to the extent that the aggregate amount thereof exceeds, on a cumulative basis, 1% of the Purchase Price, and then only to the extent of such excess; and

         (ii) only to the extent that the aggregate amount required to be paid to the Company Indemnitees does not exceed in the aggregate 13% of the Purchase Price; provided, that the limitations in clauses (i) and (ii) shall not apply to any Losses resulting from, arising out of or relating to any intentional misrepresentation or any fraud.

            (c) The amount of any Losses that the Indemnifying Party is obligated to pay to the Indemnified Party pursuant to this Article IX or, with respect to clause (ii) of this sentence only, all amounts that the Indemnifying Party is obligated to pay to the Indemnified Party pursuant to
   Article VIII, shall be net of (i) any amounts collected in connection with such Losses from any applicable insurance policies or other prior or subsequent recoveries from any other Person alleged to be responsible for such Losses, in each case subject to the limits in the last sentence of this
   Section 9.4(c) and in Section 9.7 and (ii) any Tax Benefit (net of any associated Tax Cost) actually realized by an Indemnified Party arising from the incurrence or payment of any such Losses and the receipt of indemnity payments hereunder. Any Indemnified Party shall use reasonable efforts to (i) collect any amounts available under such insurance policies or from such other Person alleged to be responsible and
   (ii) realize any Tax Benefit with respect to any indemnified Losses. If an Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any indemnified Losses, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any expenses incurred by such Indemnified Party in collecting such amount; provided, that such reimbursement shall only be required to the extent the Indemnified Party would otherwise retain an amount greater than the full amount of the Losses incurred by the Indemnified Party as a result of the underlying claim.

            (d) The Indemnified Parties shall be deemed not to have suffered or incurred a Loss in respect of any item to the extent (and only to the extent) an amount in respect of such item has reduced Closing Equity or increased the Cash Shortfall.

      9.5 Remedies Exclusive. Except in cases of intentional misrepresentation or fraud or as otherwise specifically provided herein, the remedies provided in
Article VIII and this Article IX shall be the exclusive monetary remedies (including equitable remedies that involve monetary payment, such as restitution or disgorgement, other than specific performance to enforce any payment or performance due hereunder) of the parties from and after the Closing in connection with any breach of a representation or warranty, any failure or breach of any covenant, obligation, condition or agreement to be performed or fulfilled and any of the Special Obligations.

      9.6 Duty to Mitigate. Each Indemnified Party shall take all commercially reasonable efforts required by Applicable Law, at the expense of the Indemnifying Party, to mitigate any claim or liability that an Indemnified Party asserts or is reasonably likely to assert under this Article IX or Article VIII upon becoming aware of any event that would reasonably be expected to give rise to such assertion. In the event that an Indemnified Party shall fail to make such commercially reasonable efforts to mitigate any such claim or liability, then notwithstanding anything contained in this Agreement to the contrary, to the extent required by Applicable Law, no Indemnifying Party shall be required to indemnify any Indemnified Party for that portion of any Losses that could reasonably be expected to have been avoided if the Indemnified Party had made such efforts.

      9.7 Assignment of Claims. If an Indemnified Party receives any payment in respect of any Loss pursuant to Section 9.3 and such Indemnified Party could have recovered all or a part of such Loss from an unaffiliated third party (a "Potential Contributor") based on the underlying claim asserted, if the Indemnified Party shall have received full payment of all Losses with respect to such claim, such Indemnified Party shall assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor any amount of such Loss that the Indemnifying Party paid to the Indemnified Party pursuant to this Article IX; provided, that if the Indemnified Party shall not have received payment in full of all such Losses (including as a result of any limits on indemnification in this Article IX), then no such assignment shall be required until such full payment has been received from the Indemnifying Party and such third party.

      9.8 Tax Indemnification. Except as otherwise expressly provided in this
Article IX, this Article IX shall not apply to indemnification with respect to Taxes, which is provided for in Article VIII.

                                    ARTICLE X

                                   DEFINITIONS

      10.1 Definition of Certain Terms. Capitalized terms used but not otherwise defined herein shall have the respective meanings set forth below; provided that all capitalized terms defined in this Article X or elsewhere in this Agreement that are defined in the singular shall have a comparable meaning when used in the plural and vice versa. All references herein to a Section, Article, Exhibit, Schedule or Recital are to a Section, Article, Exhibit, Schedule or Recital of or to this Agreement, unless otherwise indicated and the words "hereof", "hereto" and "hereunder" will be deemed to refer to this Agreement as a whole and not to any particular provision. The words "includes" and "including" will be deemed to be followed by the words "without limitation" whenever used.

      "Aggregate Preferred Stock Consideration" means an amount (rounded to the nearest $0.01) equal to (a) $30 million (which equals the Liquidation Preference, as defined in the Certificate of Designations) plus (b) any accrued and unpaid dividends on the Preferred Stock as of the Closing Date.

      "Affiliate" means, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person and (for the avoidance of doubt) with respect to the Company, includes Marsh & McLennan Companies, Inc., Trident II, L.P. and their respective Affiliates.

      "Amended Trademark License Agreement" means Amendment No. 1 to the Trademark License Agreement, by and among Marsh & McLennan Companies, Inc., Sedgwick CMS Holdings, Inc. and Sedgwick Claims Management Services, Inc. in the form of Exhibit C attached hereto.

      "Antitrust Law" means the Sherman Act, as amended, the Clayton Act, as amended, the HSR Act, the Federal Trade Commission Act, as amended, the EC Merger Regulations and all other applicable federal, state and foreign statutes, rules, regulations, orders, decrees, administrative and judicial doctrines and other laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition through merger or acquisition.

      "Applicable Laws" means all applicable provisions of all (a) constitutions, treaties, statutes, laws (including the common law), rules, regulations, ordinances, codes or orders of any Governmental Authority, (b) Governmental Approvals and (c) orders, decisions, injunctions, judgments, awards and decrees of or agreements with any Governmental Authority.

      "Applicable Tax Law" means any law of any nation, state, region, province, locality, municipality, or other jurisdiction relating to Taxes, including regulations and other official pronouncements or any governmental entity or political subdivision of such jurisdiction charged with interpreting such laws.

      "Balance Sheet" means the audited consolidated balance sheet of the Company and the Company Subsidiaries as of December 31, 2004.

      "Balance Sheet Date" means December 31, 2004.

      "Board" means the Board of Directors of the Company.

      "Business Day" means a day other than a Saturday, Sunday or other day on which commercial banks in The City of New York are authorized or required to close.

      "Buyer Plan" means each employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement, agreement and contract) for the benefit of any current or former officer, employee, director, consultant or independent contractor of the Parent or the Surviving Corporation that is maintained or contributed to by the Parent or the

Surviving Corporation or under which the Parent or Surviving Corporation has any continuing payment obligations.

      "Cash Shortfall" means an amount equal to the greater of $0 and an amount equal to (a) $28.9 million less (b) the sum of the Deal Expenses, the Tail Cost and the Closing Cash Balance.

      "Certificate of Designations" means the Certificate of Designations of the Company as filed with the Secretary of State of the State of Delaware on October 27, 1999.

      "Closing Cash Balance" means an amount equal to the sum of the cash and cash equivalents of the Company and its consolidated subsidiaries, in each case as of the Closing (after giving effect to the Closing), calculated in accordance with the GAAP principles, procedures and elections used in the preparation of the Audited Financial Statements, consistently applied; provided that such amount shall (x) be reduced by the amount of any Deal Expenses not paid in full at the Closing, (y) be reduced by the amount of any other payment that becomes due as of or prior to, and in connection with, the Closing that is not paid in full as of the Closing, and (z) give effect to the repayment in full of all principal and interest with respect to all Option Loans as of the Closing Date.

      "Closing Equity" means an amount equal to (a) total assets of the Company and its consolidated subsidiaries less (b) total liabilities of the Company and its consolidated subsidiaries, in each case as of the Closing (after giving effect to the Closing), calculated in accordance with the GAAP principles, procedures and elections used in the preparation of the Audited Financial Statements, consistently applied (and, for the avoidance of doubt, without giving effect to any purchase accounting adjustments resulting from the Merger); provided, that notwithstanding the foregoing, (x) total assets will include (A) an accrual for the repayment in full of all principal and accrued and unpaid interest with respect to all Option Loans as of the Closing Date and (B) an accrual for the amount of the Closing Tax Benefits, (y) total liabilities (A) will exclude any accrual for any Excess Expenses to the extent taken into account in determining the Initial Common Stock Cash Consideration and (B) will include an accrual for the full amount that could be payable after the Closing to any employee or consultant of the Company or any Company Subsidiary in respect of the Sedgwick CMS Holdings, Inc. Incentive Award Plan approved by the Company's Executive Committee on November 15, 2005 and (z) the amount of the asset/liability for current income Taxes and for deferred income Taxes included in total assets and total liabilities for this purpose shall be determined without taking into account the items described in clauses (a) and (b) of the definition of Closing Tax Benefits.

      "Closing Tax Benefits" means an amount equal to 39.0625 percent of the sum of all the maximum amounts properly taken into account as deductions for United States federal income tax purposes by the Company and the Company Subsidiaries for any Tax Period that are attributable to (a)(i) the acceleration and cancellation of the Company Options and the Deferred Stock Units, (ii) any other compensation (excluding any such amount that does not reduce Closing Equity) payable to any present or former employee or consultant of the Company or any Company Subsidiary in each case as a result (either alone or in combination with another event) of either the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby and (iii) the assumed payment of the amount accrued in Closing Equity pursuant to clause (y)(B) of the proviso thereto and (b) the total amount of Deal Expenses incurred by the Company or any of the Company Subsidiaries on or before the Closing Date.

      "Company Stock" means, collectively, the Common Stock and the Preferred Stock.

      "Company Subsidiary" means any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are at the time directly or indirectly owned by the Company.

      "Consent" means any consent, approval, authorization, waiver, permit, grant, franchise, concession, agreement, license, certificate, exemption, order, registration, declaration, filing, report or notice of, with or to any Person.

      "Contract" means any written or oral agreement, contract, commitment, instrument, undertaking or arrangement.

      "Deal Expenses" means (i) the fees and expenses payable to lawyers (including Debevoise & Plimpton, LLP, Sullivan & Cromwell and Davis Polk & Wardwell), investment bankers (including Banc of America Securities LLC) and accountants for the Company and the Holders and (ii) the amounts payable upon Closing to any employee or consultant of the Company or any Company Subsidiary in respect of the Sedgwick CMS Holdings, Inc. Incentive Award Plan approved by the Company's Executive Committee on November 15, 2005.

      "Environmental, Health and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, as well as all judicial and administrative orders, interpretations and determinations relating to health and safety or pollution or protection of the environment, including, but not limited to, all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation.

      "Escrow Agent" means a nationally recognized bank or trust company to be mutually agreed by the Company and the Parent.

      "Escrow Agreement" means the escrow agreement by and among the Company, the Representative, and the Escrow Agent, substantially in the form of Exhibit A attached hereto.

      "Escrow Funds" means $82,550,000.

      "Estimated Cash Shortfall" means the Company's good faith estimate of the Cash Shortfall.

      "Estimated Closing Equity" means the Company's good faith estimate of the Closing Equity.

      "Excess Expenses" means any amount of Deal Expenses in excess of $10.95 million.

      "Exercise Price" means, with respect to any Company Option, the per share amount required to be paid by the holder thereof to exercise such Company Option.

      "Fully Diluted Shares" means the number of shares of Common Stock issued and outstanding immediately prior to the Closing if at such time all Company Options then outstanding were exercised for shares of Class C Common Stock and all Deferred Stock Units then outstanding were settled for shares of Class C Common Stock.

      "GAAP" means generally accepted accounting principles as applied in the United States.

      "Governmental Approval" means any Consent of, made with or obtained from, any Governmental Authority.

      "Governmental Authority" means any Federal, state, local or foreign court, arbitrator or governmental agency, authority, instrumentality or regulatory body, and any self-regulatory organization.

      "Holders" means the holders of shares of Company Stock, Company Options and/or Deferred Stock Units immediately before the Effective Time.

      "Initial Common Stock Cash Consideration" means an amount (rounded to the nearest $0.01) equal to (x) the sum of (i) $635 million minus (ii) the Aggregate Preferred

Stock Consideration minus (iii) any Preliminary Adjustment Amount, plus (iv) the Option Exercise Consideration, minus (v) the Escrow Funds, minus (vi) the Excess Expenses, minus (vii) the Tail Cost, divided by (y) the number of Fully Diluted Shares.

      "IRS" means the Internal Revenue Service of the United States.

      "JURIS Software" means the software, computer routines, procedures, knowledge, copyrightable works (including related documentation) and other related intangible rights created, developed, prepared or enhanced by the Company in the JURIS System, but does not include the equipment, network connections or other tangible materials embodying any of the foregoing or the rights of third-parties in such equipment, network connections, or other tangible materials.

      "JURIS Software Service Agreement" means the JURIS Software Service Agreement, by and among Sedgwick Claims Management Services, Inc., and Marsh Canada Limited in the form of Exhibit D attached hereto.

      "JURIS System" means the proprietary data management system that has been created, developed, prepared and enhanced by the Company, including the JURIS Software, documentation, and all related material and network connections that allows certain equipment to interact with the JURIS database and operating environment.

      "Liens" means, with respect to any property or asset, any mortgage, lien, pledge charge, encumbrance or security interest with respect thereto.

      "Losses" means all costs, damages, disbursements, obligations, penalties, liabilities, assessments, judgments, losses, injunctions, orders, decrees, rulings, dues, fines, fees, settlements, deficiencies or awards (including interest, penalties, investigation, reasonable legal, accounting and other professional fees, and other costs or expenses incurred in the investigation, collection, prosecution and defense of any action, suit, proceeding or claim and amounts paid in settlement) imposed upon or incurred, sustained or suffered by an Indemnified Party; provided, however, that Losses shall not include (i) any exemplary or punitive damages, unless such exemplary or punitive damages are awarded against any of the Indemnified Parties in a Third Party Claim or (ii) any consequential damages, unless (x) incurred, sustained or suffered in connection with a Special Obligation or (y) awarded against any of the Indemnified Parties in a Third Party Claim.

      "Material Adverse Effect" means any material adverse change in or effect on the business, financial condition or results of operations of the Company and the Company Subsidiaries, taken as a whole, other than any change or effect that results or arises from or relates to (a) changes in (i) general economic, banking, currency, capital market, regulatory, political or other similar conditions (including acts of war, declared or undeclared, armed hostilities and terrorism), general financial, securities or commodities market conditions or prevailing interest rates, (ii) conditions generally affecting the industry in which the Company and the Company Subsidiaries operate or (iii) Applicable Laws or accounting standards, principles or interpretations; provided, that any change described in this clause (a) does not disproportionately affect the Company and the Company Subsidiaries relative to other companies in their industry or (b) the announcement of this Agreement (including the identity of the Parent as the buyer of the Company).

      "Option Cancellation Amount" means, with respect to any Company Option, an amount equal to (a) the Initial Common Stock Cash Consideration less the Exercise Price of such Company Option, multiplied by (b) the number of shares of Common Stock of the Company represented by such Company Option, plus (c) the right to receive its applicable portion of the Escrow Funds, if any, as and if the same is ultimately payable in accordance with the applicable terms hereof and the Escrow Agreement.

      "Option Exercise Consideration" means the aggregate of the exercise prices with respect to each Company Option issued and outstanding as of immediately prior to the Effective Time.

      "Option Loans" means the aggregate outstanding principal amount and accrued interest, if any, as of the Closing Date under the loans listed on
Schedule 4.2(c) of the Disclosure Letter.

      "Organizational Documents" means, as to any Person, if a corporation, its articles or certificate of incorporation or organization and by-laws, if a partnership, its partnership agreement or, if any other entity, all of the formation and constitutive documents of such entity.

      "Overdue Rate" means the prime rate of interest as reported in the Wall Street Journal (or the generally prevailing "prime rate" as charged by major New York banks, if a prime rate is not so published in the Wall Street Journal) on the first business day of the month for which the interest is computed.

      "Person" means any natural person, firm, partnership, association, corporation, company, trust, business trust, Governmental Authority or other entity.

      "Plan" means each employee benefit plan, scheme, program, policy, arrangement and contract (including, but not limited to, any "employee benefit plan," as defined in Section 3(3) of ERISA, whether or not subject to ERISA, and any bonus, deferred compensation, stock bonus, stock purchase, restricted stock, stock option, employment, termination, stay agreement or bonus, change in control and severance plan, program, policy, arrangement, agreement and contract) for the benefit of any current or former officer, employee, director, consultant or independent contractor of the Company or any of the Company Subsidiaries that is maintained or contributed to by the Company or any of the Company Subsidiaries, or under which the Company or any of the Company Subsidiaries has any current or contingent liability or obligations.

      "Post-Closing Period" means, with respect to the Company and the Company Subsidiaries, any Tax Period beginning after the Closing Date and the portion of any Straddle Period beginning after the Closing Date.

      "Pre-Closing Period" means, with respect to the Company and the Company Subsidiaries, any Tax Period ending on or before the Closing Date and the portion of any Straddle Period ending on the Closing Date.

      "Preferred Stock Consideration" means an amount (rounded to the nearest $0.01) equal to (a) the Aggregate Preferred Stock Consideration divided by (b) 300,000.

      "Primary Shareholders" means, collectively, Marsh USA Inc., Marsh & McLennan Employees Securities Company, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Trident II, L.P., David A. North, Jr., James B. Wiertelak and Michael Esposito.

      "Purchase Price" means $635,000,000.

      "Restricted Business" means outsourced claims management services relating to any of workers' compensation, liability, disability, integrated disability management or total absence management, and any other bundled or value-added services to the extent offered solely in connection with the foregoing.

      "Straddle Period" means, with respect to the Company and the Company Subsidiaries, any Tax Period that begins before and ends after the Closing Date.

      "Subsidiaries" means each corporation or other Person in which a Person owns or controls, directly or indirectly, capital stock or other equity interests representing at least 50% of the outstanding voting stock or other equity interests.

      "Target Equity" means an amount equal to $112 million.

      "Taxes" means all U.S. or non-U.S. federal, national, state or local taxes, assessments, levies or other governmental charges in the nature of taxes, including all income, franchise, withholding, unemployment insurance, social security, sales, use, excise, real and personal property, stamp, transfer, VAT and workers' compensation taxes, together with all interest, penalties and additions payable with respect thereto.

      "Taxing Authority" means, with respect to any Tax, the governmental entity or political subdivision thereof that imposes such Tax, and any agency charged with the collection of such Tax for such entity or subdivision, including any governmental or quasi-governmental entity or agency that imposes, or is charged with collecting, social security or similar charges or premiums.

      "Tax Benefit" shall mean the Tax effect of any item of loss, deduction or credit or any other item which decreases Taxes paid or payable or increases Tax basis, including any interest with respect thereto.

      "Tax Cost" shall mean the Tax effect of any item of gain or income, or any other item which increases Taxes paid or payable or decreases Tax basis, including any interest with respect thereto.

      "Tax Period" means, with respect to any Tax, the period for which the Tax is computed as provided under Applicable Tax Laws.

      "Tax Return" means any return or report required to be supplied to a taxing authority relating to Taxes.

      "Termination Agreements" means, collectively, the JURIS Software License Termination Agreement, by and among Sedgwick Claims Management Services, Inc., Marsh, and Marsh USA Inc., to be executed and delivered after the date hereof in the form attached as Exhibit G, such agreement to be effective upon the Closing of the Merger; (b) the Intercompany Agreement Termination Agreement, by and among the Company, Sedgwick Claims Management Services, Inc., Marsh and Marsh USA Inc., dated as of the date hereof, such agreement to be effective upon the Closing of the Merger; (c) the Stockholders Agreement Termination Agreement, by and among the Company, Marsh USA Inc., Marsh & McLennan Employees Securities Company, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Trident II, L.P., Trident Capital II, L.P., and the parties designated as Management Stockholders on the signature pages thereto, dated as of the date hereof, such agreement to be effective upon the Closing of the Merger; (d) the Purchase Agreement Termination Agreement, by and among the Company, Marsh USA Inc., Marsh & McLennan Employees Securities Company, L.P., Marsh & McLennan Capital Professionals Fund, L.P., Trident II, L.P. and Trident Capital II, L.P., dated as of the date hereof, such agreement to be effective upon the Closing of the Merger; (e) the Share Contribution Agreement Termination Agreement, by and among Company, Sedgwick Claims Management Services, Inc., and Marsh USA Inc., dated as of the date hereof, such agreement to be effective upon the Closing of the Merger; and (f) the Contribution and Assumption Agreement Termination Agreement, by and between Sedgwick Claims Management Services, Inc. and Marsh USA Inc., dated as of the date hereof, such agreement to be effective upon the Closing of the Merger.

      "Transaction Documents" means, collectively, this Agreement, the Escrow Agreement, the Holder Agreements, the Termination Agreements, the JURIS Software Service Agreement and the Amended Trademark License Agreement.

      "Treasury Regulations" means the regulations prescribed under the Code.

      10.2 Other Definitions. The following capitalized terms used herein are defined in the following Sections:

Term                                                 Section
----                                                 -------
Accountant                                           3.3
Adjustment Report                                    3.4
Agreement                                            Preamble
Audited Financial Statements                         4.5
Certificate of Merger                                1.3
Class A Common Stock                                 4.2(a)
Class B Common Stock                                 4.2(a)
Class C Common Stock                                 4.2(a)
Closing                                              1.2
Closing Date                                         1.2
Closing Statement                                    3.2(a)
Code                                                 2.1(d)
Common Stock                                         4.2(a)
Company                                              Preamble
Company Assets                                       4.7(c)
Company Indemnitees                                  9.2(b)
Company Intellectual Property                        4.10
Company Options                                      4.2(b)
Company Stock Incentive Plan                         4.2(b)
Confidentiality Agreement                            6.4(a)
Contest                                              8.5(a)
Deferred Stock Units                                 4.2(b)
DGCL                                                 1.1
Disclosure Letter                                    Article IV
Dispute Notice                                       3.2(b)
DSU Holders                                          4.2(b)
Effective Time                                       1.3
Employees                                            6.6
ERISA                                                4.9(c)
Escrow Consideration                                 2.1(c)
Estimated Closing Statement                          3.1
Excluded Qualifiers                                  9.2(a)

Term                                                 Section
----                                                 -------
Final Adjustment Amount                              3.5(a)
Expiry Date                                          9.1(a)
Financial Statements                                 4.5
Financing                                            6.9
HSR Act                                              4.4(b)
Holder Agreement                                     2.2(c)
Indemnified Party                                    9.3(a)
Indemnifying Party                                   9.3(a)
Indemnitees                                          6.8(a)
Initial Merger Consideration                         2.1(c)
Leased Real Property                                 4.7(a)
Leases                                               4.7(b)
Marsh                                                6.8
Material Contracts                                   4.8
Merger                                               Recitals
Net Adjustment Amount                                3.5(a)
Notified Party                                       6.12
Notifying Party                                      6.12
Option Holders                                       4.2(b)
Other Contracts                                      4.8
Owned Intellectual Property                          4.10
Parent                                               Preamble
Parent Indemnitees                                   9.2(a)
Pension Plan                                         4.9(c)
Permitted Liens                                      4.7(a)
Potential Contributor                                9.7
Pre-Signing Rep Breach                               6.12
Post-Signing Rep Breach                              6.12
Preferred Stock                                      4.2(a)
Preliminary Adjustment Amount                        3.1
Representative                                       11.12
Review Period                                        3.2(b)
Special Obligations                                  9.2(a)
Sub                                                  Preamble
Surviving Corporation                                1.1
Tail Cost                                            6.8
Third Party Claim                                    9.3(b)
Transfer Taxes                                       11.6
Unaudited Interim Financial Statements               4.5
Waiver Breach                                        6.12

                                   ARTICLE XI

                               GENERAL PROVISIONS

      11.1 Modification; Waiver. This Agreement may be amended or modified only by a written instrument executed by the parties hereto. Any of the terms and conditions of this Agreement may be waived in writing at any time on or prior to the Closing Date by the party entitled to the benefits thereof. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time.

      11.2 Entire Agreement. This Agreement, including the Disclosure Letter, together with the Confidentiality Agreement and the other Transaction Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede all other prior agreements, understandings, documents, projections, financial data, statements, representations and warranties, oral or written, express or implied, between the parties hereto and their respective Affiliates, representatives and agents in respect of the subject matter hereof.

      11.3 Schedules and Exhibits. Disclosure of any fact or item in any Schedule or Exhibit hereto shall not necessarily mean that such item or fact individually is material to the business or financial condition of any of the Company or the Company Subsidiaries individually or of the Company and the Company Subsidiaries taken as a whole.

      11.4 Certain Limitations. It is the explicit intent and understanding of each of the parties hereto that no party nor any of its Affiliates, representatives or agents is making any representation or warranty whatsoever, oral or written, express or implied, other than those set forth in this Agreement and none of the parties is relying on any statement (including any projected financial information, estimates or budgets provided to the Parent), representation or warranty, oral or written, express or implied, made by the other party or such other party's Affiliates, representatives or agents, except for the representations and warranties set forth in this Agreement. EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, THE PARTIES EXPRESSLY DISCLAIM ANY IMPLIED WARRANTY OR REPRESENTATION AS TO CONDITION, MERCHANTABILITY OR SUITABILITY AS TO ANY OF THE ASSETS OF THE BUSINESS AND, EXCEPT AS OTHERWISE SPECIFICALLY SET FORTH IN THIS AGREEMENT, IT IS UNDERSTOOD THAT EACH OF THE PARENT AND THE SUB TAKES THE ASSETS OF THE BUSINESS "AS IS" AND "WHERE IS." The parties agree that this is an arm's length transaction. The Parent acknowledges that it is a sophisticated investor and that there is no special relationship of trust or reliance between the Parent on the one hand, or the Company on the other hand.

      11.5 Termination.

            (a) This Agreement may be terminated: (i) at any time prior to the Closing Date by mutual written consent of the Parent and the Company, by action of their respective board of directors, or (ii) by either the Parent or the Company by written notice to the other party, if the Closing has not taken place on or before February 14, 2006 or such later date as the parties may agree to in writing or (iii) by either the Parent or the Company by written notice to the other party if any event, fact or condition occurs or exists that otherwise makes it impossible to satisfy a condition precedent to the terminating party's obligations to consummate the transactions contemplated by this Agreement, and such event, fact or condition shall not have been cured by the non-terminating party or waived by the terminating party within 20 Business Days of notice thereof from the terminating party, unless the occurrence or existence of such event, fact or condition shall be due to the failure of the terminating party to perform or comply with any of the agreements or covenants hereof to be performed or complied with by such party prior to the Closing.

               (b) In the event of termination by the Company or the Parent pursuant to this Section 11.5, written notice thereof shall promptly be given to the other party and the transactions contemplated by this Agreement shall be terminated without further action by either party. If the transactions contemplated by this Agreement are terminated as provided herein:

            (i) The Parent shall return to the Company all documents and other materials received from the Company, its Affiliates or its agents (including all copies of or materials developed from any such documents or other materials) relating to the transactions contemplated hereby, whether obtained before or after the execution hereof.

            (ii) All confidential information received by the Parent with respect to the Company and its Affiliates or its agents shall be treated in accordance with the Confidentiality Agreement, which shall remain in full force and effect for the remainder of its term notwithstanding the termination of this Agreement.

            (iii) If this Agreement is terminated as provided in this Section 11.5, this Agreement shall become null and void and of no further force or effect, provided, that the Confidentiality Agreement, Section 6.5 relating to publicity, and Section 11.6 relating to certain expenses shall survive any termination of this Agreement. Nothing in this Section 11.5 shall be deemed to release any party from any liability for any breach by such party of the terms and provisions of this Agreement or to impair the right of either party to compel specific performance by the other party of its obligations under this Agreement.

      11.6 Expenses; Transfer Taxes. Except as otherwise expressly provided herein, the Holders shall bear the expenses incurred by them, the Company shall bear the expenses incurred by it, and the Parent shall bear the expenses incurred by it and the Sub, in each case as are incident to this Agreement and the transactions contemplated hereby, including all fees and disbursements of counsel and accountants retained by such party, and all fees and disbursements of any investment bankers or finders retained by such party, whether or not the transactions contemplated hereby shall be consummated. The Parent shall bear 100% of all filing fees in connection with the filings required by the HSR Act. The Parent shall bear 50% and the Company shall bear 50% of all expenses in connection with all sale, use, transfer, conveyance, recording, registration, excise, stamp duty and similar Taxes arising from any transaction contemplated by this Agreement ("Transfer Taxes"), and the Parent shall be responsible for preparing and filing any Tax Returns in connection therewith.

      11.7 FIRPTA. Neither the Parent nor the Surviving Corporation shall withhold amounts pursuant to Section 1445 of the Code provided that the Company delivers to the Parent at the Closing a certificate complying with the Code and the Treasury Regulations, duly executed and acknowledged, certifying that the Company Stock is not a U.S. real property interest.

      11.8 Further Actions. Each party shall execute and deliver such certificates and other documents and take such other actions as may reasonably be requested by the other party in order to consummate or implement the transactions contemplated hereby.

      11.9 Notices. All notices, requests, demands and other communications hereunder shall be in writing (including facsimile transmission) and shall be given or made as follows:

(i)   if to the Company to:

      Sedgwick CMS Holdings, Inc.
      1100 Ridgeway Loop Road
      Memphis, TN 38120
      Facsimile Number: (901) 415-7406
      Attention: Paul J. Posey, Esq., General Counsel

      with copies to:

      Debevoise & Plimpton LLP
      919 Third Avenue
      New York, New York 10022
      Facsimile Number: (212) 909-6836
      Attention: Stephen R. Hertz, Esq.

      Stone Point Capital LLC
      20 Horseneck Lane
      Greenwich, Connecticut 06830
      Facsimile Number: (203) 625-8357
      Attention: Christopher M. Doody, Vice President

(ii)  if to the Parent or the Sub to:

      Fidelity National Financial, Inc.
      601 Riverside Avenue
      Jacksonville, FL 32204
      Facsimile Number: (904) 357-1026
      Attention: Christopher A. Rose, Senior Vice President

      with a copy to:

      LeBoeuf, Lamb, Greene & MacRae LLP
      125 West 55th Street
      New York, New York 10019
      Facsimile Number: (212) 424-8500
      Attention: Robert S. Rachofsky, Esq.

(ii)  if to the Representative to:

      Stone Point Capital LLC
      20 Horseneck Lane
      Greenwich, Connecticut 06830
      Facsimile Number: (203) 625-8357
      Attention: Christopher M. Doody, Vice President

      and

      Marsh USA Inc.
      Marsh & McLennan Companies, Inc.
      1166 Avenue of the Americas
      New York, New York 10036-2774
      Facsimile Number: (212) 345-2045
      Attention: General Counsel
      with a copy to:

      Davis Polk & Wardwell
      450 Lexington Avenue
      New York, NY 10017
      Facsimile Number: (212) 450-3800
      Attention: George R. Bason, Jr., Esq.

or to such other address or facsimile number or to such other Person as any party hereto shall have last designated by notice to the other party. All such notices, requests or other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the succeeding Business Day in the place of receipt.

      11.10 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, provided that any assignment (other than by operation of law) by any party hereto shall require the prior written consent of the other party and any purported assignment or other transfer without such consent shall be void and unenforceable. Notwithstanding the foregoing, (i) Parent and Sub may each assign its rights hereunder by way of security in connection with any financing and the secured party may assign such rights by way of any exercise of remedies in connection therewith and (ii) Parent may assign this agreement and all of its rights and obligations hereunder to an Affiliate, provided that Parent remains liable for the performance thereof in the event that such Affiliate fails to perform.

      11.11 No Third Party Beneficiaries. Except with respect to (a) the Option Holders and DSU Holders under Section 2.3, (b) the Holders under Sections 2.2, 2.4(b), 6.4(b) and 9.4(b), (c) the Indemnitees under Section 6.8(a), (d) the Company Indemnitees under Article IX and (e) the Parent Indemnitees under
Article IX, all of whom are intended third-party beneficiaries of this Agreement for the purposes of these respective Sections only, nothing in this Agreement shall confer any rights upon any Person that is not a party or a successor or permitted assignee of a party to this Agreement.

      11.12 Representative. The Holders irrevocably appoint Stone Point Capital LLC to act as the designated representative, agent and attorney-in-fact of such Holders with full authority to make all decisions and determinations and to take all actions required or permitted under or relating to this Agreement and the Escrow Agreement on behalf of such Holders (the committee, in such capacity, the "Representative"), including (i) approving any of the documents required to be delivered by such Holders on or after the Closing Date, (ii) approving or contesting the Closing Statement, and/or the Initial Merger Consideration adjustments, as set forth in Article III of this Agreement, and any other matter provided for in Article III of this Agreement, (iii) administering any indemnification matter on behalf of the Holders, agreeing to the settlement of any indemnification matter and otherwise handling and negotiating indemnification matters, (iv) agreeing to any waiver, consent or amendment under or to this Agreement, provided that no such waiver, consent or amendment shall adversely affect the allocation of any consideration hereunder to any Holder who does not expressly consent thereto in writing, (v) distributing to the Holders any portion of any consideration hereunder payable to the Holders after the Closing Date, (vi) sending, receiving and reviewing notices under this Agreement on behalf of the Holders and (vii) appointing a successor Representative in the event of the resignation or death of the then current Representative. Each Holder acknowledges that this Section 11.12 is intended to have the broadest possible scope for the purpose of promoting the efficient negotiation and handling of all matters which arise under or in connection with this Agreement. All actions taken by the Representative in connection with, or relating to, the subject matter of this Agreement or the Escrow Agreement that are within the authority conferred upon the Representative pursuant to this Section 11.12 shall be deemed authorized, approved, ratified and confirmed by the Holders, having the same force and effect as if performed pursuant to the direct authorization of such Holders. Subject to the terms of the Escrow Agreement, the Representative shall be entitled, absent gross negligence or bad faith, to indemnification in connection with the performance by the Representative of its rights and obligations pursuant to this Section 11.12 and/or under the Escrow Agreement, which indemnification shall be satisfied solely by having recourse against the Escrow Funds; provided that, subject to Section 7 of the Escrow Agreement, any such indemnification of the Representative shall be subject and strictly subordinated to any rights of the Parent and the other Indemnified Parties against the Escrow Fund pursuant to the Escrow Agreement, with no Escrow Funds to be paid to the Representative until the Parent and the Indemnified Parties have no further rights thereto and such funds are about to be returned to the Holders. The Parent shall be entitled to rely upon, without independent investigation, any act, notice, instruction or communication from the Representative on behalf of the Holders and shall not be liable in any manner whatsoever for any action taken or not taken in reliance upon the actions taken or not taken or communications or writings given or executed by the Representative. The Parent shall be entitled to disregard any notices or communications given or made by any Holder unless given or made through the Representative.

      11.13 Counterparts. This Agreement may be executed in counterparts, each of which shall constitute one and the same instrument.

      11.14 Facsimile. This Agreement, to the extent signed and delivered by means of facsimile transmission, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding effect as if it were the original signed version thereof delivered in person. No party hereto shall claim that this Agreement is invalid, not binding or unenforceable based upon the use of facsimile transmission to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of facsimile transmission, and each such party forever waives any such claim or defense.

      11.15 Severability. If any provision of this Agreement is invalid, inoperative or unenforceable for any reason, such circumstances shall not have the effect of rendering the provision in question invalid, inoperative or unenforceable in any other case or circumstance, or of rendering any other provision or provisions contained herein invalid, inoperative or unenforceable to any extent whatsoever.

      11.16 Interpretation. The Section headings in this Agreement are for convenience of reference only and shall not be deemed to alter or affect the meaning or interpretation of any provision hereof. Any references to Company's knowledge or the knowledge of the Company shall mean the actual knowledge, after reasonable inquiry, of any of David North, James Wiertelak, Donald Burkett or Paul Posey, Jr. Except to the extent made by the Company under, and subject to the terms of, Section 6.9, none of the Company, the Company Subsidiaries, the Parent or the Sub makes any representation or warranty herein other than, with respect to Parent and the Sub, to the extent set forth in Sections 5.3 and 5.4, the accuracy of which is based on, or gives effect to, any financing sought or obtained by the Parent or the Sub in connection with the Merger.

      11.17 Governing Law. This Agreement and the agreements entered into in connection with the transaction contemplated by this Agreement shall be governed in all respects, including but not limited to, as to validity, interpretation and effect, by the internal laws of the State of New York, without giving effect to its principles or rules of conflict of laws.

      11.18 Enforcement.

               (a) Notwithstanding anything to the contrary set forth herein or elsewhere (including, for the avoidance of doubt, Section 3.5(b)), the parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in any New York State court or any Federal court of the United States of America sitting in New York City, this being in addition to any other remedy to which they are entitled at law or in equity. Each of the parties hereto hereby irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any New York State court or Federal court of the United States of America sitting in New York City, and any appellate court from any thereof, in any action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby or for recognition or enforcement of any judgment relating thereto, and each of the parties hereto hereby irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding may be heard and determined in such New York State court or, to the extent permitted by law, in such Federal court. Each of the parties hereto agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by law.

               (b) Each of the parties hereto hereby irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection that it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby in any New York State or Federal court. Each of the parties hereto hereby irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of such action or proceeding in any such court.

               (c) Each party to this Agreement irrevocably consents to service of process in the manner provided for notices in Section 11.9. Nothing in this Agreement will affect the right of any party to this Agreement to serve process in any other manner permitted by Applicable Law.

      11.19 Waiver of Jury Trial.

               (a) EACH PARTY ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE IT HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

               (b) EACH PARTY CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER, (II) IT UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF SUCH WAIVER, (III) IT MAKES SUCH WAIVER VOLUNTARILY, AND (IV) IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 11.19.

      IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first above written.

                                          FIDELITY NATIONAL FINANCIAL, INC.

                                          By: /s/ Brent B. Bickett
                                              ----------------------------------
                                              Name: Brent B. Bickett
                                              Title: Executive Vice President,
                                                     Corporate Finance

                                          XMAS MERGER CORP.

                                          By: /s/ Brent B. Bickett
                                              ----------------------------------
                                              Name: Brent B. Bickett
                                              Title: Executive Vice President,
                                                     Corporate Finance

                                          SEDGWICK CMS HOLDINGS, INC.

                                          By: /s/ David A. North, Jr.
                                              ----------------------------------
                                              Name: David A. North, Jr.
                                              Title: President and Chief
                                                     Executive Officer

For purposes of the rights and obligations expressly set forth in Article III,
Article VIII and Article IX and Sections
11.9 and 11.12 hereof only:

STONE POINT CAPITAL LLC

By: /s/ David Wermuth
    -----------------------------
    Name: David Wermuth
    Title: Principal

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